The share exchange described in this notice of convocation of extraordinary general meeting of shareholders involves the securities of foreign companies.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this notice of convocation of extraordinary general meeting of shareholders was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country.  You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under this share exchange, such as in open market or privately negotiated purchases.

[Reference Translation]

(Security code 7263)

January 31, 2012

Dear shareholders

Notice of Convocation of Extraordinary General Meeting of Shareholders

2-12 Kawanami-cho, Atsuta-ku, Nagoya City, Aichi Prefecture, Japan

Aichi Machine Industry Co., Ltd.

Toshiharu Sakai, President

Notice is hereby given that the Extraordinary General Meeting of Shareholders of the Company (the “Meeting”) will be held as described below. You are cordially invited to attend the Meeting.

If you are unable to attend the Meeting in person, you can exercise your voting rights in writing.  Please review the “Reference Materials of Extraordinary General Meeting of Shareholders” and send us the enclosed voting form by return mail, indicating your votes for or against the proposals stated in the “Particulars” in the section “Matters to be resolved,” so that such voting form should arrive at the Company by 17:30 of Thursday, February 16, 2012.

Particulars

1. Date	Friday, February 17, 2012 at 10:30 a.m.

2. Place	2-12 Kawanami-cho, Atsuta-ku, Nagoya City, Aichi Prefecture, Japan

Aichi Machine Industry Co., Ltd.

Head Office (Second Floor Conference Room)

3. Matters to be dealt with

Matters to be resolved:

Approval of the share exchange agreement between Aichi Machine Industry Co., Ltd. and Nissan Motor Co., Ltd.

---------------------------------------------------------------------------------------------------------------------------------------

*When attending the Meeting in person, please present the enclosed voting form to the receptionist at the Meeting.

*Any revisions of Reference Materials of Extraordinary General Meeting of Shareholders will be notified on the Internet website of Aichi Machine Industry Co., Ltd. (http://www.aichikikai.co.jp/)

Table of Contents

(page)

Reference Materials of Extraordinary General Meeting of Shareholders		4

Matters to be resolved:

Approval of the Share Exchange Agreement Between Aichi Machine Industry Co., Ltd. and Nissan Motor Co., Ltd.		4

Attachment 1	Share Exchange Agreement (Copy)	12

Attachment 2	Articles of Incorporation of Nissan Motor Co., Ltd	15

Attachment 3	Financial Statements of Nissan Motor Co., Ltd. of the Last Fiscal Year	26

Reference Materials of Extraordinary General Meeting of Shareholders

Matters to be resolved and reference items

Matters to be resolved: Approval of the share exchange between Aichi Machine Industry Co., Ltd. and Nissan Motor Co., Ltd.

Aichi Machine Industry Co., Ltd. (“Aichi Machine Industry”) and Nissan Motor Co., Ltd. (“Nissan”) announced today that Aichi Machine Industry and Nissan signed a share exchange agreement (the “Share Exchange Agreement”) by which Aichi Machine Industry will become a wholly-owned subsidiary of Nissan and Nissan will become the parent company owning all the shares in Aichi Machine Industry as described below (the “Share Exchange”), after both companies adopted resolutions approving the Share Exchange at their respective meetings of the board of directors held on December 16, 2011.

We would like to receive your approval of the execution of the Share Exchange Agreement.

The effective date of the share exchange is expected to be March 22, 2012

Nissan is not required to obtain approval from shareholders at its shareholders’ meeting, as Nissan will implement the Share Exchange through the process of “simple share exchange” under Article 796, Paragraph 3 of the Companies Act of Japan (the “Companies Act”).

If approval is obtained, Nissan will become the parent company owning all of the shares in Aichi Machine Industry and Aichi Machine Industry will become a wholly-owned subsidiary of Nissan on March 22, 2012, the effective date of the Share Exchange (the “Effective Date”).  On March 16, 2012, Aichi Machine Industry’s common stocks will be delisted from the Tokyo Stock Exchange Group, Inc. (the “Tokyo Stock Exchange”) and Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”) (the last trading day will be March 15, 2012).

1. The reason for the Share Exchange

Aichi Machine Industry, a company established in 1949 in Nagoya, became Nissan’s consolidated subsidiary in 2000, after a technology alliance with Nissan in 1962 and equity participation alliance with Nissan in 1965.  Aichi Machine Industry now serves an important role in the Nissan Group after evolving from a manufacturer of its own commercial vehicle model “Giant” and minicar “Cony” to a developer and manufacturer with specialization in engines and manual transmissions.

Aichi Machine Industry is a large contributor to Nissan Group’s growth.  For instance, with respect to the compact engine regarded as the globally compatible engine that was jointly developed by Nissan and Renault S.A., Aichi Machine Industry acts as the domestic production base that develops and supplies parts in the expanded production process in which the manufacturing of the compact engine takes place on a global scale.  In addition, Aichi Machine Industry is the sole developer and domestic manufacturer of the manual transmission of Nissan Group.

Aichi Machine Industry has taken up the production process of advanced technological products.  Aichi Machine Industry is currently engaged in the manufacturing of the high-quality dual clutch transmission for the current flagship model, “Nissan GT-R,” and the long term development of the gear production technology, as well as the manufacturing of a reduction gear that is an important automobile part for the Nissan LEAF electric vehicle.

In the recent automobile industry, competition in the development of vehicles suited for environmental protection including electric vehicles and fuel cell vehicles has become fierce as the business environment becomes increasingly severe due to uncertainty of global economy and the continuous strong yen.  Further, the technology development of the gasoline powered engines’ efficiency has been dramatically improving, especially with respect to environmental aspects of engine efficiency.

In June 2011, Nissan announced “Nissan Power 88”, a wide-ranging, six-year midterm business plan, in aim to accelerate Nissan’s growth across new markets and segments in the world.  “Power” of the name emphasizes Nissan’s strength and efforts Nissan applies to its brands and sales, while “88” expresses the measurable reward Nissan aims to achieve through the plan.  Nissan aims to increase and maintain its global market share to 8% from 5.8%, its global market share in fiscal 2010.  Simultaneously, Nissan aims to increase and maintain its corporate operating profit to 8% from 6.1%, its operating profit margin in fiscal 2010.

The plan’s goal is the ability to offer mobility for all by achieving geographical expansion of the business and the realization of a sustainable mobility through zero-emission cars and low-emission technologies.

Nissan Power 88 aims to achieve goals by implementing six strategies. These six strategies are as follows:

•           Strengthening our brand power

•           Enhancing our sales power

•           Enhancing quality

•           Optimizing Nissan’s zero-emission leadership

•           Accelerating growth through business expansion

•           Reducing costs

Aichi Machine Industry, with its scope of business and strengths, aims to take on a major role with respect to certain strategies of Nissan Power 88, including enhancing quality, accelerating growth through business expansion and reducing costs.  Nissan Group faces the demand to accelerate development of power train technology that surpasses its rivals in its performance, quality and cost, while taking measures to meet stricter CO2 regulations amid fierce competition in connection to fuel efficiency.  With respect to production, Nissan plans to take swift measures to meet the demands of each market by localized production of power trains and other activities to expand overseas business, especially in emerging markets.  In order to strive for business expansion in emerging markets such as China, India, Russia, Brazil and Indonesia simultaneously, we believe it is necessary to combine the abilities of those in the Nissan Group.

We expect the Share Exchange will enable to accelerated realization of efficient use of Nissan Group’s resources and reconsideration of Nissan’s and Aichi Machine Industry’s respective roles so we can achieve our above stated goals.  We regard the Share Exchange as an important step towards the realization of the midterm management plan of Nissan Power 88 that is designed for Nissan Group’s growth and progression.

In the future, Aichi Machine Industry expects to play an even more important role in the Nissan Group by understanding the demands of clients around the world as a global power train manufacturer and expanding its business areas to exceed the scope of a business that mainly focused on domestic production.  Aichi Machine Industry strives to develop products that meet the demands of clients around the world and, as a main manufacturer in the global production of engines, is expected to play an increasingly important role in Nissan Group than before by strengthening its engagement to become a major base for engine production in the world and thereby capturing a beneficial position amidst the competition.

At the same time, through the planned Share Exchange that would make Aichi Machine Industry a wholly owned subsidiary, Nissan aims to achieve improvement of its quality and cost competency, as well as business expansion in the global market, by strengthening development and manufacturing of power trains.

We believe that Nissan and Aichi Machine Industry acting as one would lead to the ability to challenge higher objectives and swift action and thereby improving both companies’ competitiveness in the global market.

From now on, Aichi Machine Industry and Nissan aim to maximize the value of the Nissan Group, which includes Aichi Machine Industry, with an ultimate goal to maximize the profit of the group as a whole, instead of pursuing their respective profitability as before.

2. Outline of the Share Exchange Agreement

Please see Attachment 1 for the Share Exchange Agreement entered into by Aichi Machine Industry and Nissan on December 16, 2011.

3. Matters concerning appropriateness of consideration for the Share Exchange

(1) Matters concerning appropriateness of the total number of consideration for the Share Exchange and allotment thereof

In the Share Exchange, 0.4 shares of Nissan common stock will be delivered in exchange for one share of Aichi Machine Industry stock.

(a) Basis for calculation

In order to ensure the fairness and appropriateness of the share exchange ratio, Aichi Machine Industry and Nissan selected Mizuho Securities Co., Ltd. (“Mizuho”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”), respectively, as their respective third party institution to perform calculation of the share exchange ratio.

In calculating the stock value, Mizuho principally applied to Nissan common stock an Average Market Price Analysis under which the closing market price of Nissan common stock on the First Section of the Tokyo Stock Exchange on December 15, 2011, a measurement date, and the average closing market prices of the one-month, three-month and six-month periods ended December 15, 2011, were considered, and this analysis was concluded to result in appropriate valuation since it is listed in the financial instruments exchange and has sufficient liquidity due to large market capitalization.  Mizuho also applied to Aichi Machine Industry common stock an Average Market Price Analysis under which the closing market price of Aichi Machine Industry common stock on the First Section of the Tokyo Stock Exchange on December 15, 2011, a measurement date, and the average closing market prices of the one-month, three-month and six-month periods ended December 15, 2011, were considered, since it is listed in the financial instruments exchange and has market value, and a Discounted Cash Flow analysis (the “DCF Analysis”) in order to reflect future business activities in valuation. The future profit plan of Aichi Machine Industry, based on which the calculations by Mizuho using the DCF Analysis were performed, does not include significant increase or decrease in profit. The following is the share exchange ratio against Nissan common stock value per share which was calculated in range using each of the analysis and method:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.29 – 0.38

DCF Analysis	0.37 – 0.48

In calculating the share exchange ratio, Mizuho used information which was provided by Nissan and Aichi Machine Industry and public information without any independent testing for accuracy and completeness in the assumption that they are accurate and complete.

Mizuho did not perform valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of two companies and their affiliates independently or by third party valuation institution.  Mizuho also assumed that the financial projection of Aichi Machine Industry had been reasonably prepared based on the optimal projection and judgment currently available to Aichi Machine Industry management.  The above valuation by Mizuho is based on information available and economic conditions as of December 15, 2011.

As described in (3)(a) “Obtaining the share exchange ratio calculation from a third party valuation institution” below, upon request from board of directors of Aichi Machine Industry, Mizuho has delivered to board of directors of Aichi Machine Industry a fairness opinion dated December 16, 2011, stating that the share exchange ratio was fair to shareholders of Aichi Machine Industry, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules” and in Article 38-2 of the regulations for timely disclosure of information by companies issuing listed marketable securities of the Nagoya Stock Exchange and Article 18-2 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules,”), from the financial perspective under assumed terms and conditions.

In calculating the stock value, MUMSS principally applied to Nissan common stock an Average Market Price Analysis under which the closing market price of Nissan common stock on the First Section of the Tokyo Stock Exchange on December 15, 2011, a measurement date, and the average closing market prices of the one-week, one-month and three-month periods ended December 15, 2011, were considered, and this analysis was concluded to result in appropriate valuation since Nissan is listed in the financial instruments exchange and has sufficient liquidity due to large market capitalization. MUMSS also applied to Aichi Machine Industry common stock an Average Market Price Analysis under which the closing market price of Aichi Machine Industry common stock on the First Section of the Tokyo Stock Exchange on December 15, 2011, a measurement date, and the average closing market prices for of the one-week, one-month and three-month periods ended December 15, 2011, were considered, since Aichi Machine Industry is listed in the financial instruments exchange and has market value, and a Comparable Companies Analysis since there is more than one comparable company as a benchmark, as well as a DCF Analysis in order to reflect future business activities in valuation.

The future profit plan of Aichi Machine Industry, based on which the calculations by MUMSS using the DCF Analysis were performed, does not include significant increase or decrease in profit. The following is the share exchange ratio against Nissan common stock value per share which was calculated in range using each of the analysis:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.29 – 0.40

Comparable Companies Analysis	0.14 – 0.79

DCF Analysis	0.39 – 0.85

In calculating the share exchange ratio, MUMSS used information which was provided by Nissan and Aichi Machine Industry and public information without any independent testing for accuracy and completeness in the assumption that they are accurate and complete.  MUMSS did not perform valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of two companies and their affiliates independently or by third party valuation institution.  MUMSS also assumed that the financial projection of Aichi Machine Industry had been reasonably prepared based on the optimal projection and judgment currently available to Aichi Machine Industry management.  The above valuation by MUMSS is based on information available and economic conditions as of December 15, 2011.

(b) Background of the calculation

As a result of subsequent discussions and negotiations between Aichi Machine Industry and Nissan, which took into account the results of the calculation of the share exchange ratio by two third party valuation institutions, each company concluded that the share exchange ratio was fair and did not impair the interest of shareholders of each company.  Consequently, Aichi Machine Industry and Nissan approved the share exchange agreement at its board of directors meeting held on December 16, 2011 and signed the share exchange agreement on the same day.

Nissan did not obtain a fairness opinion from MUMSS stating that the share exchange ratio was fair to Nissan from the financial perspective.

Pursuant to the Share Exchange Agreement, the exchange ratio may be changed after a discussion by the two companies upon a material change on various conditions that serve as basis for calculation.

(c) Relationship with valuation institutions

Mizuho, a financial advisor (a valuation institution) of Aichi Machine Industry, is not a related party of Aichi Machine Industry or Nissan and has no important relationships with these companies in terms of the Share Exchange.

MUMSS, a financial advisor (a valuation institution) of Nissan, is not a related party of Aichi Machine Industry or Nissan and has no important relationships with these companies in terms of the Share Exchange.

(2) Reasons for choosing shares of Nissan common stock as consideration for the Share Exchange

Aichi Machine Industry and Nissan chose shares of common stock of Nissan, which is planned to become a wholly-owning parent company of Aichi Machine Industry under the Share Exchange, as consideration of the Share Exchange.

Aichi Machine Industry believes such choice to be appropriate because (i) if the shareholders of Aichi Machine Industry receive shares of Nissan common stock as consideration of the Stock Exchange, it will be possible for the shareholders of Aichi Machine Industry to enjoy the earnings of Aichi Machine Industry that would come from the synergy resulting from the Share Exchange, and (ii) Nissan common stock, which is traded on the Tokyo Stock Exchange, is large, and therefore is acknowledged to have a certain level of liquidity.

Since we believe that the Share Exchange will increase the corporate value of both companies, we believe that we will be able to respond to the expectations of the shareholders of Aichi Machine Industry who will hold the shares of Nissan common stock.

(3) Measures taken to avoid injuring the interests of Aichi Machine Industry’s shareholders who are not shareholders of Nissan, the parent company

Given Nissan’s ownership of 41.38% of Aichi Machine Industry outstanding stock, below measures are taken in order to ensure the fairness and appropriateness of the share exchange ratio and to avoid possible conflicts of interest.

(a) Valuation report from the third party institution

Aichi Machine Industry had discussions and negotiations with Nissan based on the share exchange ratio calculated by Mizuho, a third party valuation institution, in order to ensure the fairness and appropriateness of the Share Exchange, and approved the share exchange agreement at its board of directors meeting held on December 16, 2011.

The board of directors of Aichi Machine Industry obtained from Mizuho a fairness opinion on December 16, 2011, stating that the share exchange ratio was fair to shareholders of Aichi Machine Industry, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules” and in Article 38-2 of the regulations for timely disclosure of information by companies issuing listed marketable securities of the Nagoya Stock Exchange and Article 18-2 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”), from the financial perspective under assumed terms and conditions, and representing that the share exchange ratio did not impair the interest of minority shareholders of Aichi Machine Industry.

(b) Advice from legal counsel

Aichi Machine Industry receives advice from its legal counsel, TMI Associates, on legal matters with respect to resolutions of the board of directors and other measures to avoid conflicts of interest.

(c) Approval by board members without interest and opinion by auditors

Of the four directors of Aichi Machine Industry, Chairman Mr. Hidetoshi Imazu currently serves as a board member of Nissan. In order to ensure the fairness of decision making at Aichi Machine Industry and avoid conflicts of interest, Mr. Hidetoshi Imazu did not participate in the deliberation and resolution of the share exchange ratio and the Share Exchange at the board of directors meeting at Aichi Machine Industry.  Aichi Machine Industry’s President, Mr. Toshiharu Sakai, serves as a chairman of the board of directors of Nissan’s consolidated subsidiary, Nissan Kohki Co., Ltd.  In order to avoid conflicts of interest, Mr. Toshiharu Sakai and Mr. Hidetoshi Imazu were excluded from the deliberation and resolution of the Share Exchange that took place prior to, but on the same day of the above stated board of directors meeting.  All members, except for those who did not participate in order to avoid conflicts of interest, attended the above two meetings and the resolution of the share exchange agreement was decided unanimously.  Mr. Hidetoshi Imazu and Mr. Toshiharu Sakai did not participate in the deliberation and resolution of the Share Exchange which took place at Aichi Machine Industry’s board of directors meeting but separately from the board of directors meeting stated above, nor did they participate in discussions and negotiations with Nissan regarding the Share Exchange, on behalf of Aichi Machine Industry.

Of the auditors of Aichi Machine Industry, Mr. Terumi Akiyama also serves as an auditor for Nissan’s consolidated subsidiary Nissan Kohki Co., Ltd.  In order to avoid conflicts of interests, Mr. Terumi Akiyama did not participate in the board of directors meetings regarding the Share Exchange including the above meetings.  All auditors, except for Mr. Terumi Akiyama, attended the above board of directors meeting of Aichi Machine Industry and all of the auditors declared that they do not object to the resolution of the Share Exchange by the Aichi Machine Industry’s board of directors.

Moreover, Aichi Machine Industry requested its external auditor (independent officer) Mr. Yasuyuki Suzuki, who does not have an interested relationship with Nissan (the controlling shareholder of Aichi Machine Industry), to examine whether the decisions by the listed company and its subsidiary would not impair the minority shareholder’s interest in accordance with the rules defined by Tokyo Stock Exchange and Nagoya Stock Exchange rules.  Aichi Machine Industry received an opinion letter from Mr. Yasuyuki Suzuki, addressed to Aichi Machine Industry’s board of directors stating that as of December 16, 2011, Aichi Machine Industry’s decision regarding the Share Exchange would not impair minority shareholder’s interest because the purpose of the Share Exchange is legitimate and the process of negotiations and the Share Exchange ratio are fair.

(4) Matters concerning appropriateness of stated capital and reserve of Nissan

(a) The amount of capital stock and reserve fund of Nissan increased from the Share Exchange are as follows.

Capital stock	0 yen

Reserve fund	Minimum amount required to be increased in accordance with related laws

Retained earnings reserve	0 yen

(b) The above mentioned amounts of stated capital and reserve are determined after comprehensively considering Nissan’s financial circumstances, execution of flexible capital policies and other factors.

4. Matters that serve as reference for consideration of the Share Exchange

(1) Articles of Incorporation of Nissan

Please see Attachment 2 for the Articles of Incorporation of Nissan.

(2) Matters concerning the method of changing the consideration for the Share Exchange into cash

Shares of Nissan common stock are traded on the Tokyo Stock Exchange.

Common stocks of Nissan can be traded through domestic securities companies, etc.

(3) Matters concerning market price of consideration for the Share Exchange

Price changes of common stocks of Nissan are as follows.
	July 2011	August 2011	September 2011	October 2011	November 2011	December 2011
Highest price	881 yen	842 yen	720 yen	744 yen	738 yen	720 yen
Lowest price	821 yen	619 yen	614 yen	657 yen	646 yen	666 yen
Average closing price	852 yen	713 yen	668 yen	704 yen	695 yen	692 yen

Average closing price of Nissan stock prices on the Tokyo Stock Exchange before December 15, 2011, the measurement date, are as follows.
1	Closing price of December 15, 2011	670 yen
2	Average closing price for the period of one week preceding December 15, 2011	687 yen
3	Average closing price for the period of one month preceding December 15, 2011	686 yen
4	Average closing price for the period of three months preceding December 15, 2011	693 yen
5	Average closing price for the period of six months preceding December 15, 2011	732 yen

Please see the Tokyo Stock Exchange website (http://www.tse.or.jp), etc. for the latest market price of Nissan common stock.

(4) Balance sheet of Nissan

Since Nissan has filed its annual securities report, we have omitted the balance sheet.

5. Matters concerning appropriateness of the terms and conditions of stock acquisition rights under the Share Exchange Agreement.

Not applicable.

6. Matters concerning financial statements

(1) Financial Statements of Nissan Motor Co., Ltd. of the last fiscal year (fiscal year ended March 2011)

Please see Attachment 3 for Financial Statements of Nissan Motor Co., Ltd. of the last fiscal year (fiscal year ended March 2011).

(2) Events that materially affect the status of material assets disposed, significant loans incurred and other assets held after the last day of the last fiscal year of Nissan

Issuance of corporate bonds

Nissan issued unsecured bonds on April 28, 2011 as follows.

1. Name of corporate bond	The 54th unsecured bond

2. Total amount of issuance	70,000 million yen

3. Interest rate	0.871% per annum

4. Issue price	100 yen per par value of 100 yen

5. Redemption date	April 28, 2016

6. Payment date	April 28, 2011

7. Usage of the fund	Apply for payment fund for long-term loan

(3) Events that materially affect the status of material assets disposed, significant loans incurred and other assets held after the last day of the last fiscal year of Aichi Machine Industry

Aichi Machine Industry will cancel all treasury shares (including treasury shares obtained from stock purchase requests by shareholders in pursuant to Companies Act Article 785 in relation with the Share Exchange) held immediately before the Share Exchange becomes effective (the “Reference Time”), by the Reference Time.

<Reference>

If approval is obtained, shares of Aichi Machine Industry common stock held by shareholders will be handled as described below.

(1) Delisting of shares of Aichi Machine Industry common stock

Under the planned Share Exchange, Aichi Machine Industry will become a wholly-owned subsidiary of Nissan on the Effective Date (scheduled to be March 22, 2012) and shares of Aichi Machine Industry common stock will be delisted on March 16, 2012 (the last trading day is March 15, 2012).

(2) Regarding shares of Nissan common stock to be exchanged

(a) Treatment of one unit of shares

Shareholders who hold more than 250 shares of Aichi Machine Industry common stock will be appropriated by units of Nissan common stock (each unit being more than 100 shares of Nissan common stock) and liquidity will be maintained as they will be able to sell such shares on the securities exchanges since shares of Nissan are listed on the Tokyo Stock Exchange after the Effective Date.

(b) Treatment of shares constituting less than one unit

Shareholders who hold less than 250 shares of Aichi Machine Industry common stock will be appropriated less than one unit of Nissan common stock (less than 100 shares) and will be unable to sell such shares on the securities exchanges.  However, shareholders who will hold shares constituting less than one unit of Nissan common stock can request Nissan to purchase such shares.

(c) Treatment of fractions of less than one share

With respect to any fractional shares comprising less than one share of Nissan common stock that are required to be delivered to a shareholder under the Share Exchange, Nissan will pay such shareholder the cash amount in proportion to the fraction in accordance with Article 234 of the Companies Act.

This notice of convocation of extraordinary general meeting of shareholders contains forward-looking statements that reflect Aichi Machine Industry’s and Nissan’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Aichi Machine Industry’s and Nissan’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  Actual results may differ materially in the future from those reflected in forward-looking statements contained in this notice of convocation of extraordinary general meeting of shareholders, due to various factors including but not limited to: failure of Aichi Machine Industry and Nissan to agree on some or all of the terms of the Share Exchange; the parties being unable to complete the proposed Share Exchange due to failure to obtain the necessary shareholder approval or any governmental approval for the proposed transaction or for other reasons; changes in the laws, regulations and government policies or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; difficulties in realizing the anticipated benefits of the Share Exchange; and other risks related to the consummation of the Share Exchange.  Investors are advised to consult any further disclosures by Aichi Machine Industry and Nissan in Japan.

Attachment 1

SHARE EXCHANGE AGREEMENT (COPY)

NISSAN MOTOR CO., LTD. (“Nissan”) and AICHI MACHINE INDUSTRY CO., LTD. (“Aichi Machine Industry”) have entered into this Share Exchange Agreement (this “Agreement”) on December 16, 2011 (the “Execution Date”) as follows.

Article 1   (Method of the Share Exchange)

Nissan and Aichi Machine Industry shall conduct a share exchange (the “Share Exchange”) through which Nissan will become a wholly-owning parent company of Aichi Machine Industry and Aichi Machine Industry will become a wholly-owned subsidiary of Nissan, and through which Nissan shall acquire all of the issued shares of Aichi Machine Industry (except for the shares of Aichi Machine Industry already held by Nissan).

Article 2   (Trade Names and Addresses of the Parties)

The trade names and addresses of Nissan, a wholly-owning parent company of the Share Exchange, and Aichi Machine Industry, a wholly-owned subsidiary of the Share Exchange are as follows:

(1)	Nissan:	Trade Name:	NISSAN MOTOR CO., LTD.
		Address:	2 Takara-cho, Kanagawa-ku, Yokohama City, Kanagawa Prefecture, Japan

(2)	Aichi Machine Industry:	Trade Name:	AICHI MACHINE INDUSTRY CO., LTD.
		Address:	2-12 Kawanami-cho, Atsuta-ku, Nagoya City, Aichi Prefecture, Japan

Article 3   (Shares to be Delivered upon the Share Exchange and Allotment thereof)

1.
Upon effectiveness of the Share Exchange, Nissan shall deliver to shareholders of Aichi Machine Industry registered or recorded on Aichi Machine Industry shareholders register as of the time immediately preceding the effectiveness of the Share Exchange (the “Reference Time”) (excluding Nissan, hereinafter the “Shareholders Subject to Allotment”), in exchange for Aichi Machine Industry common stock, the number of Nissan common stock calculated by multiplying the total number of Aichi Machine Industry common stock held by those shareholders by 0.4.

2.
Upon effectiveness of the Share Exchange, Nissan shall allot to the Shareholders Subject to Allotment 0.4 shares of Nissan common stock for each of Aichi Machine Industry common stock held by such shareholders.

3.
With respect to any fractional shares comprising less than one share of Nissan common stock that are required to be allotted and delivered under the preceding two Paragraphs, Nissan shall handle them in accordance with Article 234 of the Companies Act of Japan (the “Companies Act”) and other applicable laws and regulations.

Article 4   (Amounts of Stated Capital and Reserves of Nissan)

The increases in the amounts of the stated capital and reserves of Nissan due to the Share Exchange are as follows:

(1)	Stated Capital:	JPY 0

(2)	Capital Reserves:	Minimum amount required to be increased pursuant to applicable laws and regulations

(3)	Retained Earnings Reserves:	JPY 0

Article 5   (Effective Date)

The date on which the Share Exchange takes effect (the “Effective Date”) shall be March 22, 2012; provided, however, that Nissan and Aichi Machine Industry may change such date as necessary in accordance with the progress of the Share Exchange and other reasons, upon mutual consultation.

Article 6   (General Meeting of Shareholders to Approve the Share Exchange Agreement)

1.
Pursuant to the provisions of Article 796, main clause of Paragraph 3 of the Companies Act, Nissan shall conduct the Share Exchange without obtaining approval at a general meeting of shareholders stipulated in Article 795, Paragraph 1 of the Companies Act; provided, however, that if, pursuant to the provisions of Article 796, Paragraph 4 of the Companies Act, approval of this Agreement at a general meeting of shareholders of Nissan becomes necessary, Nissan shall obtain approval of this Agreement at a general meeting of shareholders no later than the day immediately preceding the Effective Date.

2.
Aichi Machine Industry shall obtain shareholder approval of this Agreement pursuant to Article 783, Paragraph 1 of the Companies Act and resolutions on matters necessary for the Share Exchange at the extraordinary general meeting of shareholders scheduled to be convened in mid-February 2012; provided, however, that such date may be changed as necessary in accordance with the progress of the Share Exchange and other reasons, upon mutual consultation.

Article 7   (Duty of Care, Other)

1.
During the period commencing from the Execution Date until the Effective Date, each of Nissan and Aichi Machine Industry shall conduct its business and manage its assets with the due care of a prudent manager, and Nissan and Aichi Machine Industry shall consult with each other before either party takes any action that may materially affect such assets, rights or obligations.

2.
By resolution at a meeting of the Board of Directors of Aichi Machine Industry to be held no later than the day immediately preceding the Effective Date, Aichi Machine Industry shall cancel, by the Reference Time, all of its treasury shares held by Aichi Machine Industry as of the Execution Date and those that will be held by Aichi Machine Industry by the Reference Time (including the treasury shares to be acquired through the purchases related to any dissenting shareholders’ exercise of their appraisal rights in connection with the Share Exchange).

Article 8   (Modification of this Agreement, Other)

1.
Nissan and Aichi Machine Industry may, upon mutual consultation, modify or terminate this Agreement, if, during the period commencing from the Execution Date until the Effective Date, due to an act of god or other events, (i) a material change occurs to the assets or results of operations of Nissan or Aichi Machine Industry, (ii) a material impediment arises in the implementation of the Share Exchange or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement.

2.
If, pursuant to the provisions of Article 796, Paragraph 4 of the Companies Act, approval of this Agreement at a general meeting of shareholders of Nissan becomes necessary, notwithstanding the proviso of Article 6, Paragraph 1 hereof, Nissan and Aichi Machine Industry may, upon mutual consultation, modify or terminate this Agreement.

Article 9   (Validity of this Agreement)

This Agreement shall cease to have any effect if (i) approval of this Agreement or resolutions on matters necessary for the Share Exchange has not been obtained at a general meeting of shareholders of Nissan or Aichi Machine Industry set forth in Article 6 hereof (provided, however, that, with respect to Nissan, this shall only apply when the foregoing apply to the proviso of Article 6, Paragraph 1 hereof), (ii) any of the prior approvals from the relevant regulatory authorities required for the effectiveness of the Share Exchange by the laws and regulations of Japan or any other jurisdiction have not been obtained or procedures thereof have not been completed, or (iii) this Agreement has been terminated pursuant to the preceding Article 8.

Article 10   (Matters for Consultation)

In addition to the matters set forth in this Agreement, matters not stipulated in this Agreement or any matters necessary with respect to the Share Exchange shall be determined by consultation between Nissan and Aichi Machine Industry in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and upon signing hereof, each of Nissan and Aichi Machine Industry retains one (1) original hereof.

December 16, 2011

NISSAN MOTOR CO., LTD.

Name:	Carlos Ghosn
Title:	President and Chief Executive Officer
Address:	2 Takara-cho, Kanagawa-ku, Yokohama City, Kanagawa Prefecture, Japan

AICHI MACHINE INDUSTRY CO., LTD.

Name:	Toshiharu Sakai
Title:	Representative Board Member and President
Address:	2-12 Kawanami-cho, Atsuta-ku, Nagoya City, Aichi Prefecture, Japan

Attachment 2

(Translation)

ARTICLES OF INCORPORATION
OF
NISSAN MOTOR CO., LTD.

Chapter I
General Provisions

(Trade Name)
Article 1:	This Company shall be called NISSAN JIDOSHA KABUSHIKI KAISHA and shall be described in English as NISSAN MOTOR CO., LTD.

(Objects)
Article 2:	The objects of the Company shall be to engage in the following businesses:

1.	The development, manufacture, purchase, sale, lease and repair of the following items, parts therefore and their related materials and goods;

(1)	automobiles, industrial vehicles and other transport machines and equipment;

(2)	internal-combustion engines and other power machines and equipment;

(3)	ships and engines therefore;

(4)	machine tools, press machines, casting and forging machines, assembly machines and equipment, dies, jigs, tools and measuring instruments; and

(5)	fuel of every kind, lubricating oil and other oil products;

2.
Engineering, consulting and technical guidance relating to any of the preceding businesses and the development, sale, license and intermediation of inventions, ideas, designs, know-how and technical information and the like relating to each of the preceding items;

3.
Information communications, information processing and information services, and the development, purchase, sale and lease of software, information communication machines and equipment and office equipment;

4.	The purchase, sale, lease, brokerage and management of real estate and the operation of parking lots and the security guard business;

5.	The designing, implementation, contracting and supervision for civil engineering and building construction, and the supervision of construction;

6.	Electric work, electric communication work and installation work for machines and tools;

7.	The financial business and the purchase and sale of securities;

8.	The inland transportation, marine transportation, air transportation, warehousing and tourism business;

9.
The acquisition, operation and management of facilities for education, medical care, sports, amusement parks, exhibition halls, marinas, food and drink stands and restaurants and lodging and the like, and incidental facilities thereto;

10.	Management and administration of sport clubs, and producing sport entertainment;

11.	Personnel dispatching business;

12.	Plate-making, printing, bookbinding, publication of books and prints, and advertising;

13.	Non-life insurance agency business and life insurance agency business; and

14.	Any and all businesses incidental or relative to any of the preceding paragraphs.

(Location of Head Office)
Article 3:	The Company shall establish its head office in Yokohama city.

(Organizations)
Article 4:	The Company shall have the following organizations:

1.	Board of Directors

2.	Statutory Auditors

3.	Board of Statutory Auditors

4.	Independent Auditors

(Manner of Giving Public Notices)
Article 5:
Public notices of the Company shall be given on the Company’s website, provided that the Company may make public notices on the Nihon Keizai Shimbun  in case it is not possible to make public notices on the Company’s website due to some trouble or any other inevitable reason.

Chapter II
Shares

(Total Number of Shares Authorized to be Issued by the Company)
Article 6:	The total number of shares which the Company is authorized to be issued shall be six billion (6,000,000,000) shares.

(Acquisition of Own Shares)
Article 7:	Pursuant to Article 165.2 of the Corporate Law, the Company may acquire its own shares at the market by resolution of the Board of Directors.

(Number of Shares Consisting One Unit)
Article 8:	The number of shares of the Company constituting One Unit shall be one hundred (100).

(Rights of holding less than shares One Unit)
Article 9:	The holder of shares less than One Unit shall not be entitled to exercise the rights of shareholders in connection with such below-unit shares other than those rights listed below:

1.	The rights stipulated in Article 189.2.

2.	The right to make a claim in accordance with Article 166.1.

3.	The right to subscribe for new shares or new Shinkabu Yoyakuken in proportion to the number of the shares owned by the said shareholder.

(Agent to Administrate Shareholder Register)
Article 10:	The Company shall have an agent to administrate shareholder register.

2.	The agent to administrate shareholder register shall be designated by resolution of the Board of Directors, and public notice thereof shall be given.

3.
Preparation and register of the register of shareholders and register of Shinkabu Yoyakuken as well as other administration of the register of shareholders and register of Shinkabu Yoyakuken shall be handled by the agent to administarate shareholder register and shall not be handled by the Company.

(Share Handling Regulations)
Article 11:
Handling of shares of the Company, and fees related thereto shall be governed by relevant laws and Articles of Incorporation as well as the Share Handling Regulations established by the Board of Directors.

Chapter III
General Meeting of Shareholders

(Convocation)
Article 12:
The ordinary general meeting of shareholders shall be convened in June of each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary by the President and Director in accordance with a resolution of the Board of Directors. When the President and Director is prevented from so acting, one of the other Representative Directors shall act in his place in the order previously fixed by the Board of Directors.

(Record Date)
Article 13:	The record date for exercising the voting right at the ordinary meeting of shareholders shall be March 31 in each year.

(Chairman of General Meeting of Shareholders)
Article 14: 1.	The Chairman of the Board of Directors, any one of the Co-Chairmen of the Board of Directors or the President and Director of the Company shall act as chairman of a general meeting of shareholders.

2.
The chairman of a general meeting of shareholders convened at the request of the shareholders pursuant to the provisions of any laws or ordinances may be elected from among the shareholders who are not Directors.

(Place of General Meetings of Shareholders)
Article 15:	A general meeting of shareholders may be convened in any ward of Tokyo as well as at the place where the head office of the Company is located or any neighboring place thereof.

(Provide Reference Materials Concerning Exercise of voting Rights via Internet)
Article 16:
At the time of giving notice of convocation of general meeting of shareholders, the Company shall be entitled to provide shareholders with information required to be stated in Reference Materials Concerning Exercise of Voting Rights, Business Report, Non-consolidated financial Reports and Consolidated Financial Reports via the Internet in accordance with the procedures stipulated in the relevant regulations of Ministry of Justice.

(Resolution of General Meetings of Shareholders)
Article 17:
Except as otherwise provided for in any laws or ordinances or in the Articles of Incorporation, all resolutions of general meetings of shareholders shall be adopted by a majority of voting rights of the shareholders present who are entitled to exercise the voting rights.

(Voting of Proxy)
Article 18: 1.	A shareholder is entitled to exercise his/her voting right through one proxy holder who shall be a shareholder of the Company.

2.	A shareholder or his/her proxy holder is required to present a written certificate showing his/her proxy at each General Meeting of Shareholders.

Chapter IV
Directors and Board of Directors

(Number and Manner of Election)
Article 19: 1.
The number of Directors of the Company shall be six (6) or more; provided, however, that the Company may postpone the filling of any vacancy occurring during the term of office of a Director or may leave such vacancy unfilled so long as the minimum numbers required by law are maintained.

2.	Directors shall be elected at a general meeting of shareholders.

3.
The resolution for election under the preceding paragraph shall be adopted by a majority vote of the shareholders present who are entitled to exercise voting rights and hold one-third (1/3) or more of the total number of voting rights.

4.	No cumulative voting shall be permitted for the resolution to elect Directors.

(Terms of Office)
Article 20: 1.
The terms of office of the Directors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last business term ending within two (2) years after their appointment.

2.
Notwithstanding the provisions of the preceding paragraph, the term of office of a Director elected due to an increase in the number of Directors or elected to fill a vacancy due to the resignation of another Director before the expiration of his term of office shall expire at the expiration of the term of office of the other Directors then holding offices.

(Representative Directors)
Article 21: 1.	Several Representative Directors shall be appointed by resolution of the Board of Directors.

2.	Each Representative Director shall execute the business of the Company in accordance with resolutions of the Board of Directors and shall represent the Company.

(Directors with Executive Power)
Article 22: 1.
One (1) Chairman of the Board of Directors and one (1) President and Director shall be appointed by resolution of the Board of Directors. By resolution of the Board of Directors, however, a couple of Co-Chairmen of the Board of Directors may be appointed in lieu of one Chairman of the Board of Directors.

2.
When the Company’s business so requires, several Vice Chairmen of the Board of Directors, Executive Vice Presidents and Directors, Executive Managing Directors and Managing Directors respectively may be appointed by resolution of the Board of Directors.

(Counselors and Advisers)
Article 23:	Counselors and Advisers may be appointed by resolution of the Board of Directors.

(Remuneration for Directors)
Article 24:
The remunerationm, bonus and any other consideration payable to Directors in return for their performance of duties (“Remuneration etc” ) shall be determined by resolution of a general meeting of shareholders.

(Convening of Meetings of the Board of Directors and Chairman)
Article 25: 1.
A meeting of the Board of Directors shall be convened and presided over by the Chairman of the Board of Directors or any one of the Co-Chairmen of the Board of Directors; provided, however, that when the Chairman of the Board of Directors or the Co-Chairmen of the Board of Directors are prevented from so acting, one of the other Directors shall act in his or their place in the order previously fixed by the Board of Directors.

2.	Notice of convening a meeting of the Board of Directors shall be dispatched to each Director and Statutory Auditor at least two (2) days prior to the date set for such meeting.

(Written Resolution of the Board of Directors)
Article 26:	It is deemed that the Company makes a resolution of the Board of Directors if the requirements stipulated in Article 370 of Corporate Law are fulfilled.

(Regulations of the Board of Directors)
Article 27:
Matters relating to the Board of Directors, other than those provided for in any laws or ordinances or in the Articles of Incorporation, shall be in accordance with the Regulations of the Board of Directors to be established by resolution of the Board of Directors.

(Exemption of Directors’ liabilities for compensation of damages)
Article 28: 1.
Pursuant to Article 426.1 of the Corporate Law, the liability of Directors (including ex-Directors) for damages as a result of his/her failure to fulfill his/her duty can be exempted by resolution of the Board of Directors to the extent that the Corporate Law is applicable.

2.
Pursuant to Article 427.1 of the Corporate Law, the Company is entitled to contract with Outside Directors limiting the liability of Outside Directors for damages as a result of his/her failure to fulfill his/her duty; provided, however, that the maximum amount of such liability shall be larger amount of the amount specified in the Corporate Law or the amount which shall not be less than ¥5,000,000 and is to be fixed in advance.

Chapter V
Statutory Auditors and Board of Statutory Auditors

(Number and Manner of Election)
Article 29: 1.
The number of Statutory Auditors of the Company shall be three (3) or more; provided, however, that the Company may postpone the filling of any vacancy occurring during the term of office of a Statutory Auditor or may leave such vacancy unfilled so long as the minimum numbers required by law are maintained.

2.	Statutory Auditors shall be elected at a general meeting of shareholders.

3.
The resolution for election under the preceding paragraph shall be adopted by a majority vote of the shareholders present who are entitled to exercise the voting rights and hold one-third (1/3) or more of the total number of voting rights.

(Terms of Office)
Article 30: 1.
The terms of office of the Statutory Auditors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last business term ending within four (4) years after their appointment.

2.
Notwithstanding the provisions of the preceding paragraph, the term of office of a Statutory Auditor elected to fill a vacancy due to the resignation of another Statutory Auditor before the expiration of his term of office shall expire at the expiration of the term of office of such retired Statutory Auditor.

(Full-Time Statutory Auditors)
Article 31:	The Board of Statutory Auditors shall elect full-time Statutory Auditor(s) by its resolution.

(Remuneration for Statutory Auditors)
Article 32:	The remuneration payable to Statutory Auditors shall be determined by resolution of a general meeting of shareholders.

(Convening of Meetings of the Board of Statutory Auditors)
Article 33:	Notice of convening a meeting of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor at least two (2) days prior to the date set for such meeting.

(Regulations of the Board of Statutory Auditors)
Article 34:
Matters relating to the Board of Statutory Auditors, other than those provided for in any laws or ordinances or in the Articles of Incorporation, shall be in accordance with the Regulations of the Board of Statutory Auditors to be established by resolution of the Board of Statutory Auditors.

(Exemption of Statutory Auditors’ liabilities for compensation of damages)
Article 35: 1.
      Pursuant to Article 426.1 of the Corporate Law, the liability of Statutory Auditors (including ex-Statutory Auditors) for damages as a result of his/her failure to perform his/her duty can be exempted by resolution of the Board of Directors to the extent that the Corporate Law is applicable.

2.
Pursuant to Article 427.1 of the Corporate Law, the Company is entitled to contract with Outside Statutory Auditors for damages as a result of his/her failure to fulfill his /her duty; provided, however, that the maximum amount of such liability shall be larger amount of the amount specified in the Corporate Law or the amount, but not less than \5,000,000, which is to be fixed in advance.

Chapter VI
Accounts

(Business Year)
Article 36:	The business year of the Company shall be one year from April 1 till March 31 of each year.

(Record Date for Dividends)
Article 37: 1.	Record date for the payment of year-end dividends shall be March 31 of each year.

2.	The Company is entitled to determine other record date(s) than above and to make appropriation of retained earnings.

(Interim Dividends)
Article 38:	The Company may, by resolution of the Board of Directors, make the distributions of interim dividends to shareholders as of September 30 of each year as the record date.

(Limitation Period)
Article 39:
In case any dividends shall not have been received within a period of three (3) years from the date of the tender for payment of the same, the Company shall be discharged from its payment obligation therefore.

Attachment 3

Financial Statements of Nissan Motor Co., Ltd. of the Last Fiscal Year

1. Business Review of the Fiscal Year 2010

(1) Operations and results
Fiscal year 2010 was a record year for Nissan in terms of volume and growth.

FY10 business update
In fiscal year 2010, the company’s zero-emission strategy moved forward with the launch of Nissan LEAF in Japan, the United States and Europe. As the world’s first affordable, all-electric car, Nissan LEAF has received a string of accolades, including the prestigious “2011 World Car of the Year” and “European Car of the Year 2011.”
The Renault-Nissan Alliance is the only automotive group making the necessary investments to mass-market electric cars globally. In fiscal 2010, construction was started on lithium-ion battery plants in Sunderland in the United Kingdom; in Smyrna, Tennessee, in the United States; and in Cacia, Portugal. By 2015, the Alliance will have the capacity to produce 500,000 batteries globally.
Throughout the year, Nissan continued its investments in very affordable mobility, a growth segment in the global auto industry. Production and sales of Nissan’s global compact car was launched in Thailand, India, China and Mexico.
In China, Nissan has made investments that will nearly double its current production capacity to 1.2 million units by 2012 in order to keep up with overall market demand.
In fiscal 2010, Nissan’s low-carbon, low-emission PURE DRIVE technology was adopted on a range of vehicles – from high-end models, such as the advanced Fuga Hybrid system, to compact cars with the new XTRONIC CVT with sub-transmission to improve the fuel efficiency on the new March.
Nissan LEAF was one of 10 new models launched in fiscal 2010, including:
▪	Juke, Elgrand, Serena and Moco in Japan;
▪	Infiniti QX in the United States, Middle East and Russia;
▪	Murano CrossCabriolet and the NV series of commercial vans in the United States;
▪	Quest minivan in the United States and Canada; and
▪	the new affordable compact sedan that is sold as Sunny in China.
Another important action taken in fiscal year 2010 was the signing of a strategic cooperation with Daimler. With this partnership, both groups are realizing benefits from a range of concrete projects and the sharing of best practices.

FY2010 sales performance
In fiscal year 2010, Nissan’s global sales and market share reached a record-high level.
In a year when the total industry volume was up 12.6% – from 64.5 million units in fiscal 2009 to 72.6 million worldwide in fiscal 2010 – Nissan’s global sales increased 19.1%.  Nissan’s sales grew from 3.515 million in the prior year to 4.185 million units. For the full year, our overall market share increased 0.3%, to 5.8%.
In Japan, the total industry volume was 4.6 million units which was a 5.7% decrease year-on year. Nissan’s sales decreased 4.7% to 600,000 units, and our market share was stable at 13.0%.

In the United States, the total industry volume increased 12.4% to 12.1 million units. Nissan’s sales increased 17.3% to 966,000 units and we achieved a record-level 8.0% market share. In Mexico, sales were up 20.2%, and Nissan’s market share reached 23.1%. Fuel-efficient models such as Nissan Rogue and Sentra and steadily increasing sales of Infiniti models contributed to the volume growth.
In Europe, where the total industry volume decreased half a percentage point, Nissan’s sales increased 19.3% to 607,000 units, and market share increased to 3.3%. Sales in Russia were nearly double the prior-year level, up to 103,000 units. In Western Europe, Nissan sales were up 10.6%, supported by sales of Juke and the QASHQAI series of compact crossovers. In the four years since QASHQAI launched in Europe, global sales have topped 1 million units.
In China, the total industry volume grew 31.6% in calendar 2010 to 16.6 million units. Nissan’s sales grew 35.5% to 1.024 million units. Our sales offensive was driven by sales of Teana, Sylphy and QASHQAI. Nissan’s market share for the full year increased 0.2%, to 6.2%.
In other markets, Nissan’s full-year sales increased as well. In Latin America, sales rose 65.7% to 169,000 units. In Thailand, sales were up 87.6% to 65,000 units. In Indonesia, sales increased 65.4% to 43,000 units. And Middle East sales increased slightly, to 180,000 units. Sales of new March/Micra global compact car have exceeded expectations in the Asian since its launch in June 2010.

FY2010 financial performance
Consolidated net revenues increased 16.7%, to 8.7731 trillion yen.
Consolidated operating profit totaled 537.5 billion yen, compared to 311.6 billion yen in the prior year. Net income reached 319.2 billion yen, compared to 42.4 billion yen in fiscal 2009.
Automotive free cash flow resulted in a positive 459.3 billion yen. Net debt for the auto business was eliminated; we had a net cash position of 293.3 billion yen at the close of fiscal 2010.
At the annual shareholders’ meeting, the company will propose a 5-yen-per-share year-end dividend for shareholders, giving a full-year dividend of 10 yen per share, as initially planned.

(2) Capital Investment
Capital investment on a consolidated basis in fiscal year 2010 ended March 31, 2011, totaled 312.0 billion yen, concentrated on development of new products, safety and environmental technology and on efficiency improvement of the production system.

(3) Funding activities
Nissan’s top priority has continued to be to secure liquidity on global basis and reduce reliance on short term debt.
Automobile division kept its dependence on commercial paper and short term loans at low level, and mainly used long term loans and bonds, to meet its funding needs and to secure stable funding source.
Sales finance division prioritized to secure liquidity and duration match between sales finance assets and liabilities, and raised funds through securitization of auto loan / lease receivables, long term loan and bond issuance.

(4) Issues and Outlook for the Fiscal Year Ahead
Activities since March 11 earthquake
The March 11 earthquake caused Nissan to remain in recovery mode for the short term as the fiscal year came to a close.

As soon as the earthquake hit, Nissan’s Earthquake Crisis Committee confirmed the well-being and safety of Nissan employees and assessed damage to buildings, facilities and infrastructure, as well as effects on dealer and supplier networks. This was in accordiance with the company’s risk management policies.
Nissan’s Iwaki and Tochigi plants were hit hard due to their proximity to the epicenter. Damage was also reported at the Yokohama Plant, Oppama Plant, Zama Operations Center and Honmoku Wharf. Restoration at each facility was completed effectively.
With the delivery of parts from available suppliers, we restarted vehicle production at all our plants in Japan based on normal operations on April 11.
After the earthquake, Nissan, its employees and operations outside Japan offered assistance through various means – from cash and relief supplies to the 50 donated Patrol SUVs and 65 Nissan LEAFs for use in areas suffering gas shortages.
Because the earthquake impacts has caused Nissan’s operating environment to change daily and to require constant reevaluation and adjustment, a forecast for fiscal year 2011 was not issued at the end of fiscal year 2010.

Conclusion
Nissan will take the actions and countermeasures necessary for a swift recovery from the earthquake’s effects. The company is confident of its ability to restore operations and recover lost performance in fiscal year 2011 and will maintain its annual commitment to produce 1 million cars in Japan.
Nissan’s vision for the future is clear. Nissan is well positioned in all regions of the world and is setting a course to accelerate strategies for sustainable, profitable growth that will create significant value for all its stakeholders.

(5) Financial Performance Highlights
(Billions of yen, except per share amounts)
	FY2007	FY2008	FY2009	FY2010
Net sales	10,824.2	8,437.0	7,517.3	8,773.1
Net income (loss)	482.3	(233.7)	42.4	319.2
Net income (loss) per share <Yen>	117.76	(57.38)	10.40	76.44
Total assets	11,939.5	10,239.5	10,214.8	10,736.7
Net assets	3,849.4	2,926.1	3,015.1	3,273.8
Net assets per share <Yen>	860.17	644.60	663.90	703.16
Note:
Net income per share has been calculated on the basis of the average number of shares outstanding during each term; net assets per share have been calculated based on the total number of shares outstanding at each business year-end. The total number of shares outstanding has been deducted the amount corresponding to the equity of Renault shares held by the Company

(6) Principal Group Companies
Company name Main Business	Location	Capital [millions]	% ratio of issued shares
Calsonic Kansei Corporation Manufacture / sale of auto parts	Saitama Prefecture	¥41,456	40.7
JATCO Ltd. Manufacture / sale of auto parts	Shizuoka Prefecture	¥29,935	75.0
Nissan Financial Services Co., Ltd. Leasing and financing of vehicles	Chiba Prefecture	¥16,388	100.0
Aichi Machine Industry Co., Ltd. Manufacture / sale of auto parts	Aichi Prefecture	¥8,518	41.4
Nissan Shatai Co., Ltd. Manufacture / sale of vehicles and auto parts	Kanagawa Prefecture	¥7,905	42.6
Nissan Group Finance Co., Ltd. Financial service for group companies	Kanagawa Prefecture	¥90	(100.0)
Nissan Kohki Co., Ltd. Manufacture/sale of auto parts	Kanagawa Prefecture	¥2,020	97.7
NISSAN FORKLIFT CO., LTD. Manufacture / R&D / sale of industrial machinery	Kanagawa Prefecture	¥495	100.0
Automotive Energy Supply Corporation Manufacture / R&D / sale of auto parts	Kanagawa Prefecture	¥2,345	51.0
Nissan Network Holding Co., Ltd. Business management of the domestic sales network as well as selling, purchasing, leasing and entrusted management of real estate	Kanagawa Prefecture	¥90	(100.0)
Nissan Prince Tokyo Motor Sales Co., Sale of vehicles and auto parts	Tokyo	¥95	(100.0)
Kanagawa Nissan Motor Co., Ltd. Sale of vehicles and auto parts	Kanagawa Prefecture	¥90	(100.0)
Nissan North America, Inc. Headquarters for North American operations Manufacture/sale of vehicles and auto parts	USA	US$1,792	100.0
Nissan Motor Acceptance Corporation Retail and wholesale vehicle financing in the U.S.	USA	US$500	(100.0)
Nissan Canada, Inc. Sales of vehicles and auto parts, Retails vehicle financing in Canada	Canada	C$69	(100.0)
Nissan Mexicana, S.A. de C.V. Manufacture/sale of vehicles and auto parts	Mexico	Peso 17,049	(100.0)
Nissan Motor Manufacturing (UK) Ltd. Manufacture/sale of vehicles and auto parts, vehicle R&D, evaluation, certification	UK	£250	(100.0)
Nissan Motor (GB) Ltd. Sales of vehicles and auto parts	UK	£136	(100.0)

Nissan Europe S.A.S. Holding company for European subsidiaries and pan-European operational support	France	Euro1,626	100.0
Nissan International, S.A. Management of European sales and manufacturing operations	Switzerland	Euro37	(100.0)
Nissan Motor Ibérica, S.A. Manufacture/sale of vehicles and auto parts	Spain	Euro726	(99.8)
Nissan Motor Co. (Australia) Pty. Ltd. Sale of vehicles and auto parts	Australia	A$290	(100.0)
Nissan Motor (Thailand) Co., Ltd. Manufacture/sale of vehicles and auto parts	Thailand	THB1,931	75.0
Nissan Manufacturing RUS LLC. Manufacture/sale of vehicles	Russia	RUB5,300	(100.0)
Nissan Motor Egypt S.A.E. Manufacture/sale of vehicles	Egypt	E£399	(100.0)
Nissan South Africa(Pty) Ltd. Manufacture/sale of vehicles and auto parts	South Africa	ZAR3	(100.0)
Nissan Do Brasil Automoveis Ltda. Manufacture/sale of vehicles	Brazil	R$1,154	100.0
Nissan Motor India Private Limited. Manufacture/sale of vehicles	India	INR10,300	(100.0)
Renault Nissan Automotive India Private Limited Manufacture/sale of vehicles and auto parts	India	INR18,917	70.0
Nissan (China) Investment Co., Ltd. Managing business in China and selling automobiles	China	CNY8,476	100.0
Notes:1.	( ) indicates that the figure includes indirect ownership.
2.
Nissan Forklift Co., Ltd., was established as of October 1, 2010, through a company split-up of the industrial machinery department of the company. As a consequence Nissan Forklift Co., Ltd. is included in Principal Group Companies and Nissan Forklift Corporation, North America, which became a Nissan Forklift Co., Ltd.’s subsidiary, is excluded from Principal Group Companies.

3.
Nissan Technical Center North America, Inc. and Nissan North America, Inc. as of October 1, 2010. As a consequence Nissan Technical Center North America, Inc. is excluded from Principal Group Companies.

4.
Automotive Energy Supply Corporation, Nissan Motor India Private Limited., Renault Nissan Automotive India Private Limited and Nissan (China) Investment Co., Ltd. are included in Principal Group Companies for their more materiality.

5.	The company concludes a tie-up contract for broad automotive business alliance including capital participation with Renault.
6.	The company concludes an agreement with Renault and Daimler AG on a strategic cooperative relationship including equity participation.

(7) Principal Business Operations

The Nissan group consists of Nissan Motor Co., Ltd, subsidiaries, affiliates and other associated companies.
Its main business includes sales and production of vehicles, forklifts, marine product and related parts. And also the Nissan group provides various services accompanying its main business, such as logistics and sales finance.

(8) Principal Offices, Facilities and Factories

①Nissan Motor Co., Ltd.
Registered Head Office : 2, Takara-cho, Kanagawa-ku, Yokohama, Kanagawa Prefecture
Office / Facility / Factory	Location	Office / Facility / Factory	Location
Global Headquarters	Kanagawa Prefecture	Zama Operations Center	Kanagawa Prefecture
Yokohama Plant	Kanagawa Prefecture	Nissan Technical Center	Kanagawa Prefecture
Oppama Plant, Wharf and Central Engineering Laboratories	Kanagawa Prefecture	Hokkaido Proving Ground	Hokkaido
Tochigi Plant	Tochigi Prefecture	Sagamihara Parts Center	Kanagawa Prefecture
Kyushu Plant and Kanda Wharf	Fukuoka Prefecture	Honmoku Wharf	Kanagawa Prefecture
Iwaki Plant	Fukushima Prefecture
Note:	Effective October 1, 2011, the Business of Kyushu Plant is going to be transferred to Nissan Motor Kyushu Co., Ltd., to be established as the company’s wholly-owned subsidiary.

②Nissan Group Companies
For an outline of the Group Companies, please refer to ⑹Principal Group Companies, stated above.

(9) Employee Information
Number of employees	Increase from the end of the previous year
155,099 (27,816)*	3,401
Note:	Number of employees represents employee head count. ( )* indicates a part-time worker (not included in number of employees).

(10) Major Lenders
Amount of outstanding loan [¥billions]
Mizuho Corporate Bank, Ltd.	612.2
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	193.9
Mitsui Sumitomo Banking Corporation	179.3
The Sumitomo Trust & Banking Co., Ltd.	135.2
Shinsei Bank, Limited	86.9
Japan Bank for International Cooperation	72.6
Resona Bank, Limited	70.0
Shinkin Central Bank	50.0

2. Share Data

(1)	Total number of shares authorized to be issued	6,000,000,000
(2)	Total number of shares to be issued	4,520,715,112
(3)	Number of shareholders	267,600
	(a decrease of 8,619 compared with the previous fiscal year-end)
(4)	Principal Shareholders
	Number of shares [thousands]	% ratio of issued shares
Renault	1,962,037	43.8
The Chase Manhattan Bank, N.A. London. Special Account No. 1	143,734	3.2
Japan Trustee Services Bank Ltd. (Trust)	135,915	3.0
The Master Trust Bank of Japan Ltd. (Trust)	109,496	2.4
Nippon Life Insurance Company	93,000	2.1
Tokio Marine Nichido Fire Insurance Company	65,404	1.5
Sompo Japan Insurance Inc.	63,528	1.4
Japan Trustee Services Bank Ltd. (Trust 9)	56,196	1.3
SSBT OD05 Omnibus Account – Treaty Clients	52,823	1.2
Moxley & Company	50,700	1.1
Notes: 1.	% ratio of issued shares is calculated excluding treasury stock (39,097 thousand shares).
2.
Daimspain, S.A., which is the Daimler AG’s wholly-owned subsidiary, substantially holds 140,142 thousand shares of the Company although they are in custody of The Chase Manhattan Bank, N.A. London. Special Account No. 1 on the shareholders’ register.

3. Directors and Statutory Auditors

(1) List of Directors and Statutory Auditors
Officer	Responsibilities and Important Positions at Concurrent Companies
President and CEO
Carlos Ghosn*	President, Chairman and Chief Executive Officer of Renault Director of AvtoVAZ, President and Chairman of Renault-Nissan B.V
Directors
Toshiyuki Shiga*	External and Government Affairs, Intellectual Asset Management, Design, Corporate Governance, Global Internal Audit
Colin Dodge	Director of Nissan North America, Inc., Director of Renault-Nissan B.V. Chairman of Japan Automobile Manufacturers Association, Inc. Region: Europe, Africa, Middle East, India, New Project
Hiroto Saikawa	Chairman of Nissan International, S.A. Director of Nissan Manufacturing RUS LLC. Region: Japan, Asia Pacific, Marine, Affiliates, Purchasing
Mitsuhiko Yamashita	Director of Renault, Chairman of Nissan (China) Investment Co., Ltd. Director of Dongfeng Motor Co.,Ltd. Research and Development, TCSX (Total Customer Satisfaction Function)
Carlos Tavares	Director of Renault-Nissan B.V. Region: Americas President and Chairman of Nissan North America, Inc.
Hidetoshi Imazu	Manufacturing, SCM (Supply Chain Management) Chairman of Aichi Kikai Ltd., Chairman of JATCO Ltd. Director of Renault-Nissan B.V.
Jean-Baptiste Duzan
Katsumi Nakamura	Executive Vice President of Renault
Statutory Auditors
Masahiko Aoki	Full time
Toshiyuki Nakamura	Full time
Mikio Nakura#	Full time
Takemoto Ohto
Notes: 1. *	indicates a representative director.
2.	Jean-Baptiste Duzan is outside director.
3.	Toshiyuki Nakamura, Mikio Nakura and Takemoto Ohto are outside statutory auditors.
4.	Toshiyuki Nakamura and Takemoto Ohto are independent statutory auditors based on the regulation of Tokyo Stock Exchange.
5.	# indicates Statutory Auditor newly elected at the 111th Ordinary General Meeting of Shareholders, held on June 23, 2009.

6.          During the fiscal year (FY2010), the following Statutory Auditor retired from the Company.
Position at Time of Leaving	Name	Responsibilities at Time of Leaving	Date of Leaving
Statutory Auditor	Takeo Otsubo	Full time	June 23, 2009 (expired)
7.         On April 1, 2011, certain responsibilities of the Directors were changed. The system of Directors after the change is as follows :
Officer	Responsibilities
President and CEO
Carlos Ghosn*
Directors
Toshiyuki Shiga*	External and Government Affairs, Intellectual Asset Management, Design, Corporate Governance, Global Internal Audit
Hiroto Saikawa*	Region: Japan, Asia, Purchasing
Colin Dodge	Region: AMIE (Africa, Middle East, India, Europe)
Mitsuhiko Yamashita	Research and Development, TCSX (Total Customer Satisfaction Function)
Carlos Tavares	Region: Americas
Hidetoshi Imazu	Manufacturing, SCM (Supply Chain Management)
Jean-Baptiste Duzan
Katsumi Nakamura
Statutory Auditors
Masahiko Aoki	Full time
Toshiyuki Nakamura	Full time
Mikio Nakura	Full time
Takemoto Ohto
Note:	* indicates a representative director.

(2) Amount of Compensation Paid to Directors and Statutory Auditors

Directors - 9 members	1,678 million yen (including 3 million yen paid to one Outside Director)

Statutory Auditors - 5 members	89 million yen (including 62 million yen paid to four Outside Statutory Auditors)

Notes: 1.
In addition to the above, the Company paid 56 million yen to outside Statutory Auditor (one person) who resigned in FY10, as retirement allowance based upon the resolution of the 108th Ordinary General Meeting of Shareholders held on June 20, 2007.

2.
In addition to the above, the Company granted 7 Directors Share Appreciation Rights (“SAR”) equivalent to 2,800,000 common shares of the Company. The fair value of SAR calculated by the share price on March 31, 2011, is 69.2 yen per share, and the total amount is 194 million yen.

(3) Information on Outside Officers
Principal Activities
Principal Activities
Jean-Baptiste Duzan, Director	His attendance rate at Board of Directors’ Meetings is 91% and has spoken as necessary.
Toshiyuki Nakamura, Statutory Auditor	He attended at all of Board of Directors’ Meetings and all of Statutory Auditors’ Meetings. At Board of Directors’ Meetings, he has spoken as necessary.
Mikio Nakura, Statutory Auditor	He attended at all of Board of Directors’ Meetings and all of Statutory Auditors’ Meetings after having taken office as Statutory Auditor. At Board of Directors’ Meetings, he has spoken as necessary.
Takemoto Ohto, Statutory Auditor	He attended at all of Board of Directors’ Meetings and all of Statutory Auditors’ Meetings. At Board of Directors’ Meetings, he has spoken as necessary.
The above four outside officers have entered into an agreement with the Company limiting their liability as prescribed in Article 423, Paragraph 1 of the Company Law and pursuant to said agreement the liability limit will be 5 million yen or the statutory minimum limit, whichever is higher.

4. Status of Independent Auditors

(1) Name of independent auditors

Ernst & Young ShinNihon LLC

(2) Fees paid to the independent auditors regarding the current business year

①	Fees paid to the independent auditors regarding the current business year
454 million yen

②	Fees for audits of the financial statements and other assurance services to be paid by the Company and subsidiaries to the independent auditors
998 million yen

Notes: 1.
Because the audit engagement contract between the Company and the independent auditors does not separately specify the fees for i) audits required by the Corporate Law and ii) audits required by the Financial Instruments and Exchange Law, the total fees for those audits have been disclosed.

2.
The company paid the fees to the independent auditor for advise on the English translation of financial reporting that are not the services defined in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan.

③	All the overseas subsidiaries included in “⑹ Principal Group Companies “in 1. Business Review of the Fiscal Year 2010 are audited by audit firms other than Ernst & Young ShinNihon LLC.

(3)	Policy concerning the decision to dismiss or to deny reappointment of independent auditor

The Board of Statutory Auditors, by unanimous agreement, will dismiss the independent auditors, when confirmed that the independent auditors falls under any item of paragraph 1, Article 340 of the Company Law.

Additionally, in the event of other cases where his / her retention as independent auditors is deemed to be detrimental to the Company, the Board of Directors will propose, with the agreement of the Board of Statutory Auditors, or as requested by the Board of Statutory Auditors, to dismiss or deny reappointment to the Ordinary General Meeting of Shareholders.

5. Business Management Systems, Processes and Internal Controls

●	Systems to ensure compliance of directors’ activities to laws and articles of associations, and other systems to ensure proper and legitimate business activities
The Board of Directors of Nissan determined Nissan’s systems and policies to ensure appropriate management and execution of Nissan’s business, which is outlined below.

(1)	Systems to ensure efficient execution and management of business activities by the directors

①
Nissan has the Board of Directors, which decides material business activities of the company and checks on the activities of the individual directors. In addition, statutory auditors who comprise the board of auditors audit the activities of the directors.

②
Nissan’s Board of Directors is relatively small, so it is structured with a transparent and logical system of delegation is implemented, by which the authority to perform business activities are properly delegated to corporate officers and other employees.

③
Nissan uses a proven system of Executive Committee where key issues such as business strategies, are reviewed and discussed, as well as Operations Committee where operational business decisions are reviewed and discussed.

④	For review and discussion of the regional and specific business area operations, Nissan utilizes Management Committees.

⑤	In order to promote cross functional activities, cross functional teams—CFTs—are organized. CFTs detect problems and challenges and propose solutions to line organizations.

⑥	Nissan implements an objective and transparent Delegation of Authority procedure for the purpose of speeding up and clarifying the decision making processes as well as ensuring consistent decisions.

⑦
Nissan ensures an efficient and effective management of its business by determining and sharing management policy and business direction through establishment of the mid-term management plan and the annual business plan.

(2)	Systems to ensure compliance of employees’ and directors’ activities with laws and articles of associations

①	Nissan implements “Global Code of Conduct”, which explains acceptable behaviors of all employees working at Nissan group companies worldwide and promotes understanding by them.

②	In order to ensure rigorous and strict compliance with the code of conduct, Nissan and its group companies offer education programs such as the e-learning system.

③
With regard to members of the Board of Directors as well as corporate officers of Nissan, Nissan establishes “Guidance for Directors and Corporate Officers regarding Compliance”, which explains the acceptable behaviors of the members of the Board of Directors and the corporate officers.

④
Nissan stands firm and take appropriate actions against anti-social forces or groups. If any director, officer or employee is approached by such forces or groups, the said individual shall promptly report such matter to his/her superiors and specific committee, and shall follow their instructions.

⑤
If any director, officer or employee is, directly or indirectly, exposed or threatened to commit an illegal or criminal action such as fraud or blackmail during the course of business activities, the said individual shall act resolutely against it, and he/she shall promptly report such matter to his/her superiors and specific committee, and shall follow their instructions.

⑥	For the purpose of monitoring and ensuring compliance with the code of conduct, Nissan establishes the “Global Compliance Committee”.

⑦	Nissan implements the “Easy Voice System” by which the employees are able to submit their opinions, questions and requests freely and directly to Nissan management.

⑧
Nissan is committed to continually implementing relevant company rules. Examples include “Global Rules for the Prevention of Insider Trading” and the “Rules for the Protection of Personal Information”. The company continually offers education programs to employees as part of its program to promote the understanding and compliance with such corporate rules.

⑨
Nissan is committed to improve and enhance the internal control systems to ensure accuracy and reliability of its financial reports in accordance with the Financial Instruments and Exchange Law together with its related rules and standards.

⑩
Nissan establishes a department specialized in internal audit for the purpose of regularly monitoring Nissan and group companies’ business and their compliance with laws, articles of associations and corporate ethics.

(3)	Rules and systems for proper management of risk and loss

①
Nissan minimizes the possibility of occurrence of risks and, if they occur, mitigate the magnitude of losses by sensing such risks as early as possible and implementing appropriate countermeasures. In order to achieve such objective, Nissan and its group companies implement the Global Risk Management Policy.

②
Management of material company-wide risks are assigned mainly to each of the members of the Executive Committee, who are responsible to monitor, manage and implement necessary measures such as preparing relevant risk management manuals.

③
Concerning the management of other specific business risks beyond those supervised directly by the Executive Committee, they are handled by each manager in the business function who will evaluate, prepare and implement the necessary measures to minimize such risks.

(4)	Systems to ensure accurate records and the retention of information of directors’ execution of business

①	Nissan prepares full and accurate minutes of meetings of the Board of Directors in accordance with laws and the board regulations and ensures they are retained and managed in a secure environment.

②
In performing business activities by various divisions and departments, matters to be decided pursuant to Delegation of Authority are decided by either electronic system or written documents, and are stored and retained either electronically or in writing.

③
While the departments in charge are responsible for proper and strict retention and management of such information, directors, statutory auditors and others have access to any records as required for the purpose of performing their business activities.

④
In line with the Information Security Policy, Nissan endeavors to enhance proper and strict retention and management of information and to prevent improper use of information and unintended disclosure of such information.

(5)	Systems to ensure proper and legitimate business activities of the Group companies

①	Nissan establishes various Management Committees which are trans-group organizations in order to ensure proper, efficient and consistent group management.

②
In Management Committee meetings, Nissan provides group companies with important information and shares with them management policies; this ensures that the business decisions of all group companies are made efficiently and effectively.

③	The group companies implement an objective and transparent Delegation of Authority procedures.

④
Group companies implement each company’s code of conduct in line with the Global Code of Conduct and establish compliance committee of each company and ensure full compliance with all laws and our corporate code of conduct. The Global Compliance Committee regularly monitors these companies and works to ensure further strict compliance with laws, articles of association and corporate behavior. In addition, group companies implement the easy voice system which ensures that employees are able to directly communicate to the group company or to Nissan directly their opinions, questions, and requests.

⑤
The internal audit department of Nissan periodically carries out local audits on the business of group companies for the purpose of monitoring and confirming legal compliance, relevant articles of association as well as management of business risks. Major group companies establishes their own internal audit departments and perform internal audits under the supervision of Nissan’s internal audit department.

⑥
Nissan’s statutory auditors and group companies’ statutory auditors have periodic meetings to share information and exchange opinions from the viewpoint of consolidated management for the purpose of ensuring effective auditing of group companies.

(6)	Organization of employee(s) supporting statutory auditors, and systems showing their independence from the directors

①
Nissan has an auditors office to support the activities of the statutory auditors. Dedicated manager(s) is assigned and performs his/her duties under the supervision and responsibility of the statutory auditors.

②	The statutory auditors make appraisal of dedicated manager’s performance, and his/her move to another department and his/her disciplinary action are subject to prior approval of the board of auditors.

(7)	Systems by which directors and employee report business issues to the statutory auditors

①
The statutory auditors determine their annual audit plan and perform their audit activities in accordance with that plan. The annual audit plan includes schedules of reports by various divisions. Directors and employees make reports in accordance with the annual audit plan.

②	When directors and employees detect any incidents which gives or could give a materially negative impact to Nissan, they are required to immediately report such incidents to the statutory auditors.

③	In addition, directors and employees are required to make an ad-hoc report to the statutory auditors regarding the situation of business activities when so requested.

④	The internal audit department periodically reports to the statutory auditors its internal audit plan and the results of the internal audits performed.

(8)	System to ensure effective and valid auditing by the statutory auditors

①
At least 50% of the statutory auditors are external auditors to ensure effective and independent auditing. The statutory auditors hold periodical meetings in order to exchange and share information and their respective opinions. Ad-hoc meetings are also held whenever deemed necessary.

②	The statutory auditors have periodical meetings with representative directors (including the President) and exchange views and opinions.

Consolidated Balance Sheet (As of March 31, 2011)

( in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Assets
Current assets
Cash on hand and in banks	998,822
Trade notes and accounts receivable	738,950
Sales finance receivables	2,746,836
Securities	158,012
Merchandise and finished goods	641,055
Work in process	139,529
Raw materials and supplies	201,649
Deferred tax assets	283,789
Other	519,148
Allowance for doubtful accounts	(81,955)
Total current assets	6,345,835
Fixed assets
Property, plant and equipment
Buildings and structures, net	645,414
Machinery, equipment and vehicles, net	1,841,480
Land	659,985
Construction in progress	98,663
Other, net	391,500
Total property, plant and equipment	3,637,042
Intangible fixed assets	133,769
Investments and other assets
Investment securities	381,549
Long-term loans receivable	17,147
Deferred tax assets	69,711
Other	155,993
Allowance for doubtful accounts	(4,353)
Total investments and other assets	620,047
Total fixed assets	4,390,858
Total assets	10,736,693

Accounts	Amount
Liabilities
Current liabilities
Trade notes and accounts payable	1,181,469
Short-term borrowings	593,095
Current portion of long-term borrowings	933,976
Commercial papers	256,601
Current portion of bonds	87,280
Lease obligations	77,598
Accrued expenses	580,350
Deferred tax liabilities	116
Accrued warranty costs	85,688
Accrual for loss on disaster	12,128
Other	572,244
Total current liabilities	4,380,545
Long-term liabilities
Bonds	640,850
Long-term borrowings	1,422,478
Lease obligations	67,135
Deferred tax liabilities	463,347
Accrued warranty costs	98,668
Accrued retirement benefits	182,155
Accrued directors’ retirement benefits	914
Other	206,818
Total long-term liabilities	3,082,365
Total liabilities	7,462,910
Net assets
Shareholders’ equity
Common stock	605,814
Capital surplus	804,470
Retained earnings	2,733,253
Treasury stock	(162,024)
Total shareholders’ equity	3,981,513
Accumulated other comprehensive income
Unrealized holding gain and loss on securities	20,862
Unrealized gain and loss from hedging instruments	1,904
Adjustment for revaluation of the accounts of the consolidated	(13,945)
subsidiaries based on general price level accounting
Translation adjustments	(1,048,919)
Total accumulated other comprehensive income	(1,040,098)
Share subscription rights	2,415
Minority interests	329,953
Total net assets	3,273,783
Total liabilities and net assets	10,736,693

Consolidated Statement of Income (For the year ended March 31, 2011)

( in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Net sales	8,773,093
Cost of sales	7,155,100
Gross profit	1,617,993
Selling, general and administrative expenses	1,080,526
Operating income	537,467
Non-operating income
Interest income	14,551
Dividends income	1,045
Equity in earnings of affiliates	43,022
Derivative income	14,102
Miscellaneous income	13,883
Total non-operating income	86,603
Non-operating expenses
Interest expense	28,357
Amortization of net retirement benefit obligation at transition	10,671
Exchange loss	28,854
Miscellaneous expenses	18,374
Total non-operating expenses	86,256
Ordinary income	537,814
Special gains
Gain on sales of fixed assets	18,571
Gain on sales of investment securities	2,458
Other	6,960
Total special gains	27,989
Special losses
Loss on sale of fixed assets	4,164
Loss on disposal of fixed assets	8,957
Impairment loss	10,891
Write-down of investments and receivables	2,350
Loss on adjustment for changes of accounting standard for asset retirement obligations	3,808
Loss on disaster	39,605
Special addition to retirement benefits	7,200
Other	8,687
Total special losses	85,662
Income before income taxes and minority interests	480,141
Income taxes-current	90,223
Income taxes-deferred	41,904
Total income taxes	132,127
Income before minority interests	348,014
Income attributable to minority interests	28,793
Net income	319,221

Consolidated Statement of Changes in Net Assets (For the year ended March 31, 2011)

(in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Shareholders’ equity
Common stock
Balance at the end of previous year	605,814
Balance at the end of current year	605,814
Capital surplus
Balance at the end of previous year	804,470
Balance at the end of current year	804,470
Retained earnings
Balance at the end of previous year	2,456,523
Changes at the beginning of current year due to application of PITF No.24	(357)
Changes during the year
Cash dividends paid	(20,922)
Net income	319,221
Disposal of treasury stock	(20,731)
Changes in the scope of consolidation	62
Changes in the scope of equity method	(543)
Total changes during the year	277,087
Balance at the end of current year	2,733,253
Treasury stock
Balance at the end of previous year	(267,841)
Changes during the year
Disposal of treasury stock	106,302
Purchases of treasury stock	(485)
Total changes during the year	105,817
Balance at the end of current year	(162,024)
Total shareholders' equity
Balance at the end of previous year	3,598,966
Changes at the beginning of current year due to application of PITF No.24	(357)
Changes during the year
Cash dividends paid	(20,922)
Net income	319,221
Disposal of treasury stock	85,571
Purchases of treasury stock	(485)
Changes in the scope of consolidation	62
Changes in the scope of equity method	(543)
Total changes during the year	382,904
Balance at the end of current year	3,981,513

Accounts	Amount
Accumulated other comprehensive income
Unrealized holding gain and loss on securities
Balance at the end of previous year	1,045
Changes during the year
Net changes in items other than those in shareholders' equity	19,817
Total changes during the year	19,817
Balance at the end of current year	20,862
Unrealized gain and loss from hedging instruments
Balance at the end of previous year	(4,012)
Changes during the year
Net changes in items other than those in shareholders' equity	5,916
Total changes during the year	5,916
Balance at the end of current year	1,904
Adjustment for revaluation of the accounts of the consolidated subsidiaries based on general price level accounting
Balance at the end of previous year	(13,945)
Balance at the end of current year	(13,945)
Unfunded retirement benefit obligation of foreign subsidiaries
Balance at the end of previous year	1,115
Changes at the beginning of current year due to application of PITF No.24	(1,115)
Balance at the end of current year	―
Translation adjustments
Balance at the end of previous year	(875,818)
Changes at the beginning of current year due to application of PITF No.24	547
Changes during the year
Net changes in items other than those in shareholders' equity	(173,648)
Total changes during the year	(173,648)
Balance at the end of current year	(1,048,919)
Total accumulated other comprehensive income
Balance at the end of previous year	(891,615)
Changes at the beginning of current year due to application of PITF No.24	(568)
Changes during the year
Net changes in items other than those in shareholders' equity	(147,915)
Total changes during the year	(147,915)
Balance at the end of current year	(1,040,098)
Shares subscription rights
Balance at the end of previous year	2,387
Changes during the year
Net changes in items other than those in shareholders' equity	28
Total changes during the year	28
Balance at the end of current year	2,415
Minority interests
Balance at the end of previous year	305,367
Changes at the beginning of current year due to application of PITF No.24	(1,305)
Changes during the year
Net changes in items other than those in shareholders' equity	25,891
Total changes during the year	25,891
Balance at the end of current year	329,953
Total net assets
Balance at the end of previous year	3,015,105
Changes at the beginning of current year due to application of PITF No.24	(2,230)
Changes during the year
Cash dividends paid	(20,922)
Net income	319,221
Disposal of treasury stock	85,571
Purchases of treasury stock	(485)
Changes in the scope of consolidation	62
Changes in the scope of equity method	(543)
Net changes in items other than those in shareholders' equity	(121,996)
Total changes during the year	260,908
Balance at the end of current year	3,273,783

Consolidated Comprehensive Income Statement (Reference Information) (For the year ended March 31, 2011)

(in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Income before minority interests	348,014
Other comprehensive income
Unrealized holding gain and loss on securities	15,701
Unrealized gain and loss from hedging instruments	4,903
Unfunded retirement benefit obligation of foreign subsidiaries	(1,573)
Translation adjustments	(159,115)
The amount for equity method company portion	(18,732)
Total of other comprehensive income	(158,816)
Comprehensive income	189,198
(Breakdown of comprehensive income)
Parent company portion of comprehensive income	170,870
Minority interest portion of comprehensive income	18,328

Notes to Consolidated Financial Statements

Basis of Consolidated Financial Statements

1. Number of Consolidated Subsidiaries and Companies Accounted for by the Equity Method

(1)	Consolidated subsidiaries ; 207 companies ( Domestic 81, Overseas 126)

Domestic Car Dealers, Parts Distributors
Nissan Prince Tokyo Sales Co., Ltd.
Kanagawa Nissan Motor Co., Ltd, Nissan Fleet Co., Ltd.
Nissan Parts Chuo Sales Co., Ltd.
and 54 other companies

Domestic Vehicles and Parts Manufacturers
Nissan Shatai Co., Ltd., Aichi Machine Industry Co., Ltd., JATCO Ltd., Calsonic Kansei Corp.
and 7 other companies

Domestic Logistics & Services Companies
Nissan Trading Co., Ltd., Nissan Financial Service Co., Ltd., Autech Japan, Inc.
and 9 other companies

Overseas subsidiaries
Nissan North America, Inc., Nissan International SA
Nissan Motor Manufacturing (UK) Ltd.
Nissan Mexicana, S.A. de C.V. and 122 other companies

Unconsolidated subsidiaries ; 133 companies (Domestic 87, Overseas 46)
	Domestic	Nissan Marine Co., Ltd., Nissan Shatai Manufacturing Co., Ltd. and 85 other companies
	Overseas	Calsonic Kansei Spain, S.A. and 45 other companies

These unconsolidated subsidiaries are immaterial in terms of their total assets, sales, net income or loss, retained earnings and others, and do not have a significant effect on the consolidated financial statements.
As a result, they have been excluded from consolidation.

(2)	Companies Accounted for by the Equity Method ; 59 companies

	Unconsolidated subsidiaries;	35 companies (Domestic 20, Overseas 15)
Nissan Marine Co., Ltd., Calsonic Kansei Spain, S.A. and 33 other companies
	Affiliates;	24 companies (Domestic 17, Overseas 7)
Kinugawa Rubber Industrial Co., Tonichi Carlife Group Corporation
and 22 other companies

Companies not Accounted for by the Equity Method ; 130 companies

	Unconsolidated subsidiaries;	98 companies
Nissan Shatai Manufacturing Co., Ltd and 97 other companies
	Affiliates;	32 companies
Tonox Co., Ltd. and 31 other companies

These companies are not accounted for by the equity method, as their impact is not significant on the consolidated net income or loss, consolidated retained earnings or others.

(3)	Change in the Scope of Consolidation and Equity Method of Accounting

The change in the scope of consolidation and equity method compared with that at the year ended March 31, 2010 was summarized as follows:

Number of companies newly included in the scope of consolidation; 8 subsidiaries (Nissan Forklift Co., Ltd. Renault Nissan Automotive India Private Limited and 6 other companies)

Number of companies excluded from the scope of consolidation ; 5 subsidiaries (Nissan Design America, Inc., Nissan Technical Center North America, Inc. and 3 other companies)

Number of companies newly accounted for by the equity method; 5 companies (Ashok Leyland Nissan Vehicles Ltd., Nissan Vietnam Co., Ltd., and 3 other companies)

Number of companies ceased to be accounted for by the equity method of accounting; 1 company (Renault Nissan Automotive India Private Limited)

The increase in the number of consolidated subsidiaries was primarily attributable to those that were newly established or became material to the consolidated financial statements, and the decrease was mainly due to merger or liquidation.

2. Fiscal Period of Consolidated Subsidiaries

(1)	The fiscal year of the following consolidated subsidiaries is different from that of the Company (March 31)

December 31 year end companies : Dongfeng Motor Co., Ltd., Yulon Nissan Motor Co., Ltd., Nissan Mexicana, S.A. De C. V. and 39 other overseas subsidiaries

(2)	Nissan Mexicana, S.A. De C. V. and 9 other consolidated subsidiaries whose fiscal year end is December 31 close their books of account at March 31 for consolidation reporting purpose.

With respect to Dongfeng Motor Co., Ltd., Yulon Nissan Motor Co., Ltd. and 30 other companies, the necessary adjustments were made in consolidation to reflect any significant transactions from January 1 to March 31.

3. Significant Accounting Policies
(1) Valuation methods for assets
1) Securities
Held-to-maturity debt securities ..... Held-to-maturity debt securities are stated at amortized cost.

Other securities
Marketable securities ..... Marketable securities classified as other securities are carried at fair value with changes in unrealized holding gain or loss, net of the applicable income taxes, directly included in net assets.
Cost of securities sold is calculated by the moving average method.

Non-marketable securities ..... Non-marketable securities classified as other securities are carried at cost determined by the moving average method.

2) Derivative financial instruments
Derivative financial instruments are stated at fair value.

3) Inventories
Inventories are primarily stated at cost determined by the first-in and first-out method. Cost of inventories is written-down when their carrying amounts become unrecoverable.

(2) Depreciation of property, plant and equipment
Depreciation of property, plant and equipment is calculated principally by straight-line method based on the estimated useful lives and economic residual value determined by the Company.
Depreciation of leased assets is calculated by the straight-line method based on the estimated useful lives or lease term and the estimated residual values.

(3) Basis for reserves and allowances
Allowance for doubtful accounts
Allowance for doubtful accounts is provided for possible bad debt at the amount estimated based on past bad debts experience for normal receivables plus uncollectible amounts determined by reference to the collectibilities of individual doubtful receivables.

Accrued warranty costs
Accrued warranty costs are provided to cover the cost of all services anticipated to be incurred during the entire warranty period in accordance with the warranty contracts and based on past experience.

Accrued retirement benefits
Accrued retirement benefits or prepaid pension costs are recorded principally at the amount calculated based on the retirement benefit obligation and the fair value of the pension plan assets at the end of the current fiscal year.
The net retirement benefit obligation at transition is primarily being amortized over a period of 15 years by the straight-line method.
Prior service cost is being amortized as incurred by the straight-line method over periods which are shorter than the average remaining years of service of the eligible employees.
Actuarial gain or loss is amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over periods which are shorter than the average remaining years of service of the eligible employees.

Accrued retirement benefits for directors and statutory auditors
Accrued retirement benefits for directors and statutory auditors are recorded at the amount which would be required to be paid as of the balance sheet date in accordance with the Company's internal rules if those directors and statutory auditors resigned their offices.

Accrual for loss on disaster
Accrual for loss on disaster is provided to cover the costs reasonably estimated to be incurred for disaster from
Great East Japan Earthquake.

(4) Foreign currency translation
Receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the balance sheet date, and differences arising from the translation are charged or credited to income.
Assets and liabilities of the foreign consolidated subsidiaries are translated into yen at the rates of exchange in effect at the balance sheet date and revenue and expense accounts are translated at the average rate of exchange in effect during the year. Differences arising from the translation are presented as translation adjustments and minority interests in its consolidated financial statements.

(5) Significant hedge accounting method
Hedge accounting
Primarily, deferred hedge accounting is applied for derivative instruments.
Short-cut method, “Furiate-Shori,” is applied for forward exchange contracts which are qualified for such treatment and related to the hedged items other than foreign currency denominated accounts receivables.
Special treatment, “Tokurei-Shori,” is applied for interest rate swaps which are qualified for such treatment.
Hedging instruments and hedged items
Hedging instruments - Derivative transactions
Hedged items - Hedged items are primarily receivables and payables denominated in foreign currencies and others.
Hedging policy
Based on the internal “Policies and Procedures for Risk Management” and “Delegation of Authorities” rules, expected risks such as fluctuations in foreign exchange and interest rate are hedged within certain extent.
Assessment of hedge effectiveness
The assessment of hedge effectiveness is omitted when the terms of hedged items are substantially same as those of hedging instruments.

(6) Consumption taxes
Transactions subject to consumption taxes are recorded at amounts exclusive of consumption taxes.

(7) Filing of consolidated tax returns
The Company and certain consolidated subsidiaries have been filing consolidated tax returns.

4. Amortization of goodwill and negative goodwill

Goodwill and negative goodwill in consolidated subsidiaries and in companies accounted for by the equity method which had occurred before March 31, 2010 have been amortized over periods not exceeding 20 years determined based on their expected life.
However, immaterial differences are charged or credited to income in the year of acquisition.
Negative goodwill in consolidated subsidiaries and in companies accounted for by the equity method which had occurred after
April 1, 2010 recorded profit in the year of acquisition.

5. Accounting changes

(1) Application of the “Accounting Standard for Equity Method of Accounting for Investments” and “Practical Solution on Unification of Accounting Policies Applied to Associates Accounting for Using the Equity Method”

Effective April 1, 2010, the Accounting Standard for Equity Method of Accounting for Investments (ASBJ Statement No.16 issued on
March 10, 2008) and Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity
Method (ASBJ Practical Issue Task Force (PITF) No.24 issued on March 10, 2008) have been adopted. The effect of this change on ordinary income and income before taxes and minority interests was immaterial.
As a result of this change, as of April 1, 2010, total shareholders’ equity decreased by 357 million yen, total accumulated other comprehensive income decreased by 568 million yen, minority interests decreased by 1,305 million yen and total net assets decreased by 2,230 million yen.

(2) Application of the “Accounting Standards for Asset Retirement Obligations”

Effective April 1, 2010, the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No.18 issued on March 31, 2008)
and the Implementation Guidance on Accounting Standards for Asset Retirement Obligations (ASBJ Guidance No.21 issued on March
31, 2008) have been adopted. The effect of this change was to decrease income before income taxes and minority interests by 3,936 million yen for the fiscal year ended March 31, 2011. The effect of this change on operating income and ordinary income was immaterial.

6. Changes in presentation

Main changes are as follows

Due to the adoption of the partial amendments to the ordinance for enforcement of the companies act and the ordinance on Accounting of companies ( Ordinance of the Ministry of Justice No.7 of 2010 ), in accordance with the Accounting Standard for Consolidated Financial
Statements (ASBJ Statement No. 22 issued on December 26, 2008), the account of “income before minority interests” was separately presented for the fiscal year ended March 31, 2011.

Notes to Consolidated Balance Sheet

	1. Assets pledged as collateral:
	(1) Assets pledged as collateral	(Millions of yen)
	Sales finance receivables	812,236
	Other current assets	17,692
	Property, plant and equipment	366,865
	Intangible fixed assets	54
	Total	1,196,847
	(2) Liabilities secured by the above collateral
	Short-term borrowings	283,309
	Long-term borrowings	640,960
	(including the current maturities)
	Total	924,269

2. Accumulated depreciation of property, plant and equipment amounted to 4,259,525 million yen.
	(The above amount includes depreciation of leased assets in the amount of 223,158 million yen.)

3. Contingent liabilities

At March 31, 2011, the Company and its consolidated subsidiaries had the following contingent liabilities:
		(Millions of yen)
	1) As guarantor of employees' housing loans from banks and others	106,029
	(103,044 for employees, 2,985 for others)
	2) Commitments to provide guarantees	312

Notes to Consolidated Statement of Income

The substance of the loss on disaster is as follows:
		(Millions of yen)
	Fixed cost during the suspension of operations	19,820
	The loss on disposal of damaged assets and repair expenses	12,590
	Others	7,195

Notes to Consolidated Statement of Changes in Net Assets

1. Shares issued and outstanding	Common stock	4,520,715 thousand shares

	2. Dividends

(1) Dividend paid

Resolution	Type of shares	Cash dividends paid (millions of Yen)	Dividends per share (Yen)	Cut-off date	Effective date
Meeting of the Board of Directors on November 4, 2010	Common stock	20,922	5	September 30, 2010	November 29, 2010
(Note) Total dividends were obtained by deducting the amount corresponding to the equity of Renault shares held by the Company.

(2) Dividends of which cut off date was in FY2010 and effective date will be in the next fiscal year
Type of shares	Common stock
Resources of dividends	Retained earnings
Total dividends	20,916 millions of yen (Dividends per share : 5 yen)
Cut off date	Mar 31, 2011
Effective date	Undetermined

(Note) Total dividends were obtained by deducting the amount corresponding to the equity of Renault shares held by the Company.

3. Type and number of shares to be issued upon the exercise of share subscription rights (as of March 31, 2011)

	Common stock	28,730 thousand shares

Notes to Financial Instruments

1. Overview of financial instruments
The Group’s fund management is primarily limited to short-term deposits and appropriate repurchase agreement transactions.
The financing has been diversified, such as bank loans, bond issues, commercial paper issues, and liquidation of securities, to reduce the exposure to liquidity risk.
The Group holds trade notes and accounts receivables from sales of products and collects such receivables in accordance with the terms and conditions of relevant sales agreements. The Group also holds trade liabilities with various payment dates based on the payment conditions from purchasing diverse parts, materials and services, required for development and manufacture of products.
The Group utilizes derivatives financial instruments based on the internal "Policies and Procedures for Risk Management" for the purpose of hedging its exposure to adverse fluctuations in foreign currency exchange rates on receivables and payables denominated in foreign currencies, interest rates on interest-bearing debt and market prices on commodity, but does not enter into such transactions for speculative or trading purposes.
The sales financing business provide the Group’s financial services including auto loans and leases, which are supplied to customers following a strict credit assessment, and inventory financing, which is supplied to dealers.

2. Fair value of financial instruments
The following table indicates the carrying value in the consolidated balance sheet, the fair value and the unrealized gain (loss)
as of March 31, 2011. Assets and liabilities, for which it is deemed difficult to measure the fair value, are not included in the table below.
(Refer to Note 2.)

			(Millions of yen)
	Carrying value	Estimated fair value	Unrealized gain (loss)
(1) Cash on hand and in banks	998,822	998,822	―
(2) Trade notes and accounts receivable	738,950
Allowance for doubtful accounts	(17,553)
	721,397	721,397	―
(3) Sales finance receivables	2,698,353
Allowance for doubtful accounts	(60,398)
	2,637,955	2,678,386	40,431
(4) Securities and Investment securities	460,390	488,920	28,530
(5) Long-term loans receivable	17,147
Allowance for doubtful accounts	(1,212)
	15,935	16,174	239
Total assets	4,834,499	4,903,699	69,200
(1) Trade notes and accounts payable	1,181,469	1,181,469	―
(2) Short-term borrowings	593,095	593,095	―
(3) Commercial papers	256,601	256,601	―
(4) Bonds	728,130	744,637	(16,507)
(5) Long-term borrowings	2,356,454	2,374,923	(18,469)
(6) Lease obligations	144,733	148,229	(3,496)
Total liabilities	5,260,482	5,298,954	(38,472)
Derivative transactions	15,303	15,303	―
(*1) The allowance for doubtful accounts is specifically provided for trade notes and accounts receivable, sales finance receivables, and long-term loans receivable.
(*2) Carrying value of sales finance receivables in the consolidated balance sheet includes the corresponding balance of
￥48,483 million of deferred installment income and others.
(*3) Bonds, long-term borrowings and lease obligations include each current portion which is categorized in current liabilities.
(*4) Net receivables and payables, which were derived from derivative transactions, are presented in net amounts, and any item for which the total becomes a net liability is indicated in parentheses.

(Note 1) Calculation method of the fair value of financial instruments and matters relating to securities and derivative transactions

Assets
(1) Cash on hand and in banks and (2) Trade notes and accounts receivable
Fair value is calculated based on the book value as these assets are settled within a short time and the fair value is almost equal to the book value.
(3) Sales finance receivables
Fair value is calculated based on the discounted cash flows by collection period, using discount rates reflecting maturity and credit risk.
(4) Securities and Investment securities
Fair value of stocks is based on the prices traded at the stock exchange. Fair value of unlisted foreign investment trusts is based on the book value as these are settled within a short time and fair value is almost equal to the book value.
(5) Long-term loans receivable
Fair value is calculated based on the discounted cash flows of each individual loan, using discount rate which would be applicable for similar new loans.

Liabilities
(1) Trade notes and accounts payable, (2) Short-term borrowings, and (3) Commercial papers
Fair value is calculated based on the book value as these liabilities are settled within a short time and fair value is almost equal to the book value.

(4) Bonds
Fair value of marketable bonds is based on the market prices, and that of non-marketable bonds is based on the present value estimated by discounting the total principal and interest, using discount rates reflecting the remaining term and credit risk.

(5) Long-term borrowings and (6) Lease obligations
Fair value is calculated based on the present value estimated by discounting the total principal and interest, using discount rates which would be applicable for similar new borrowings or lease transactions.

Derivative transactions
Fair value is calculated based on the discounted cash flows and others. Fair value of interest rate swaps which are accounted using special treatment, "Tokurei-Shori", is included in that of corresponding hedged long-term borrowings, as those interest rate swaps are recorded as an adjustment to interest expenses of hedged instruments under the special treatment.

(Note 2) Unlisted stocks (carrying value in the consolidated balance sheet: 79,171 of millions of yen) are not included in
(4) Securities and Investment securities, as it is deemed difficult to measure the fair value because they are nonmarketable and future cash flows cannnot be estimated.

Notes to Investment and Rental Property

1. The status of rental property
The company and certain consolidated subsidiaries own rental properties, mainly for vehicle and parts dealers, in Japan and overseas countries.

2. Fair value of investment and rental property
(millions of yen)
Carrying value	Estimated Fair Value
100,220	101,801
(note1) Carrying value deducted accumulated depreciation and impairment loss from acquisition cost of fixed assets.
(note2) Estimated Fair value was mainly based on real-estate appraisal value which was calculated by external real-estate appraisers.

Notes to Amounts per share

Net assets excluding share subscription rights and minority interests per share	703.16 yen
Basic net income per share	76.44 yen

Significant subsequent events

Issuance of bonds

On April 28, 2011, the Company issued unsecured bonds. The terms and conditions of these bonds are summarized as follows:

1. Name of the bond	54th unsecured bonds
2. Principal amount	￥70,000 million
3. Interest rate	0.871% per annum
4. Issue price	￥100 for a par value of ￥100
5. Maturity date	April 28, 2016
6. Payment due date	April 28, 2011
7. Use of proceeds	To be appropriated as repayment of long-term borrowings

Other

Not applicable

Amounts less than one million yen are rounded off.

Non-Consolidated Balance Sheet (As of March 31, 2011)

( in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Assets
Current assets
Cash on hand and in banks	445,398
Trade accounts receivable	297,763
Finished goods	42,434
Work in process	35,117
Raw materials and supplies	74,613
Advances paid	19,921
Prepaid expenses	16,880
Deferred tax assets	152,629
Short-term loans receivable from subsidiaries and affiliates	603,673
Other accounts receivable	99,685
Other	3,086
Allowance for doubtful accounts	(10,049)
Total current assets	1,781,155
Fixed assets
Property, plant and equipment
Buildings, net	234,582
Structures, net	36,590
Machinery & equipment, net	214,857
Vehicles, net	21,748
Tools, furniture and fixtures, net	144,515
Land	134,945
Construction in progress	8,753
Total property, plant and equipment	795,993
Intangible fixed assets
Patent right	47
Leasehold right	216
Right of trademark	83
Software	27,672
Right of using facilities	98
Other	16,405
Total intangible fixed assets	44,524
Investments and other assets
Investment securities	115,075
Investments in subsidiaries and affiliates	1,471,430
Long-term loans receivable from employees	8
Long-term loans receivable from subsidiaries and affiliates	14,000
Long-term prepaid expenses	8,481
Other	11,337
Allowance for doubtful accounts	(641)
Total investments and other assets	1,619,693
Total fixed assets	2,460,212
Total assets	4,241,367

Accounts	Amount
Liabilities
Current liabilities
Trade notes payable	5
Trade accounts payable	413,351
Short-term borrowings	144,659
Current portion of long-term borrowings	390,975
Commercial papers	40,000
Lease obligations	47,308
Other accounts payable	12,159
Accrued expenses	234,515
Income taxes payable	1,373
Advances received	58,531
Deposits received	10,323
Employees' saving deposits	59,699
Unearned revenue	523
Accrued warranty costs	21,403
Accrual for loss on disaster	6,790
Other	1,378
Total current liabilities	1,442,998
Long-term liabilities
Bonds	369,993
Long-term borrowings	271,147
Lease obligations	55,458
Deferred tax liabilities	79,450
Accrued warranty costs	35,787
Provision for retirement benefits	22,777
Asset retirement obligations	928
Long-term deposits received	221
Other	10,523
Total long-term liabilities	846,288
Total liabilities	2,289,286
Net assets
Shareholders' equity
Common stock	605,813
Capital surplus
Legal capital surplus	804,470
Total capital surpluses	804,470
Retained earnings
Legal reserve	53,838
Other retained earnings
Reserve for reduction of replacement cost of specified properties	68,277
Reserve for special depreciation	404
Unappropriated retained earnings	438,851
Total earned surpluses	561,371
Treasury stock	(43,891)
Total shareholders' equity	1,927,763
Valuation, translation adjustments and others
Unrealized holding gain or losses on securities	21,913
Deferred gains or losses on hedges	(11)
Total valuation, translation adjustments and others	21,901
Share subscription rights	2,415
Total net assets	1,952,080
Total liabilities and net assets	4,241,367

Non-Consolidated Statement of Income (For the year ended March 31, 2011)

(in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Net sales	3,432,989
Cost of sales	3,202,035
Gross profit	230,954
Selling, general and administrative expenses	267,912
Operating loss	(36,957)
Non-operating income
Interest income	4,211
Dividends income	68,705
Rent income	1,462
Guarantee commission received	8,629
Miscellaneous income	3,912
Total non-operating income	86,922
Non-operating expenses
Interest expense	11,529
Interest on bonds	6,061
Interest on commercial papers	41
Interest on lease payable	2,274
Exchange loss	18,620
Amortization of net retirement benefit obligation at transition	8,054
Provision for doubtful accounts	6,325
Miscellaneous expenses	3,977
Total non-operating expenses	56,884
Ordinary loss	(6,919)
Special gains
Gain on sales of fixed assets	7,835
Gain on sales of investment securities	566
Reversal of allowance for doubtful accounts	7,165
Other	1,708
Total special gains	17,276
Special losses
Loss on sales of fixed assets	275
Loss on disposal of fixed assets	4,729
Impairment loss	667
Write-down of investments and receivables	22
Loss on disaster	25,138
Special addition to retirement benefits	5,263
Other	4,296
Total special losses	40,394
Loss before income taxes	(30,037)
Income taxes-current	1,145
Income taxes-deferred	(7,163)
Total income taxes	(6,018)
Net loss	(24,018)

Non-Consolidated Statement of Changes in Net Assets (For the year ended March 31, 2011)

(in millions of yen, (  ) indicates loss or minus)
The following information has been prepared in accordance with accounting principles generally accepted in Japan.
Accounts	Amount
Shareholders' equity
Common stock
Balance at the end of previous year	605,813
Balance at the end of current year	605,813
Capital surplus
Legal capital surplus
Balance at the end of previous year	804,470
Balance at the end of current year	804,470
Total capital surplus
Balance at the end of previous year	804,470
Balance at the end of current year	804,470
Retained earnings
Legal reserve
Balance at the end of previous year	53,838
Balance at the end of current year	53,838
Other retained earnings
Reserve for reduction of replacement cost of specified properties
Balance at the end of previous year	72,271
Changes during the year
Reversal of reserve for reduction entry of replaced property	(3,994)
Total changes during the year	(3,994)
Balance at the end of current year	68,277
Reserve for special depreciation
Balance at the end of previous year	601
Changes during the year
Provision of reserve for special depreciation	2
Reversal of reserve for special depreciation	(198)
Total changes during the year	(196)
Balance at the end of current year	404
Unappropriated retained earnings
Balance at the end of previous year	510,028
Changes during the year
Cash dividends paid	(22,408)
Reversal of reserve for reduction entry of replaced property	3,994
Provision of reserve for special depreciation	(2)
Reversal of reserve for special depreciation	198
Net loss	(24,018)
Disposal of treasury stock	(28,941)
Total changes during the year	(71,177)
Balance at the end of current year	438,851
Total retained earnings
Balance at the end of previous year	636,740
Changes during the year
Cash dividends paid	(22,408)
Net loss	(24,018)
Disposal of treasury stock	(28,941)
Total changes during the year	(75,368)
Balance at the end of current year	561,371

Accounts	Amount
Treasury stock
Balance at the end of previous year	(154,113)
Changes during the year
Purchase of treasury stock	(11)
Disposal of treasury stock	110,233
Total changes during the year	110,221
Balance at the end of current year	(43,891)
Total shareholders' equity
Balance at the end of previous year	1,892,910
Changes during the year
Cash dividends paid	(22,408)
Net loss	(24,018)
Purchase of treasury stock	(11)
Disposal of treasury stock	81,292
Total changes during the year	34,853
Balance at the end of current year	1,927,763
Valuation, translation adjustments and others
Unrealized holding gain and loss on securities
Balance at the end of previous year	6,550
Changes during the year
Net changes in items other than those in shareholders' equity	15,363
Total changes during the year	15,363
Balance at the end of current year	21,913
Unrealized gain and loss from hedging instruments
Balance at the end of previous year	―
Changes during the year
Net changes in items other than those in shareholders' equity	(11)
Total changes during the year	(11)
Balance at the end of current year	(11)
Total valuation, translation adjustments and others
Balance at the end of previous year	6,550
Changes during the year
Net changes in items other than those in shareholders' equity	15,351
Total changes during the year	15,351
Balance at the end of current year	21,901
Shares subscription rights
Balance at the end of previous year	2,386
Changes during the year
Net changes in items other than those in shareholders' equity	28
Total changes during the year	28
Balance at the end of current year	2,415
Total net assets
Balance at the end of previous year	1,901,847
Changes during the year
Cash dividends paid	(22,408)
Net loss	(24,018)
Purchase of treasury stock	(11)
Disposal of treasury stock	81,292
Net changes in items other than those in shareholders' equity	15,380
Total changes during the year	50,233
Balance at the end of current year	1,952,080

Notes to Non-Consolidated Financial Statements

Significant Accounting Policies
1. Valuation of Assets
(1) Securities
1) Held-to-maturity debt securities
Held-to-maturity debt securities are stated at amortized cost (Straight-line method).
2) Equity securities issued by subsidiaries and affiliates
Equity securities issued by subsidiaries and affiliates are carried at cost determined by the moving average method.
3) Other securities
a) Marketable securities:
Marketable securities classified as other securities are carried at fair value with any changes in unrealized holding gain or loss, net of the applicable income taxes, directly included in net assets. Costs of securities sold is calculated by the moving average method.
b) Non-marketable securities:
Non-marketable securities classified as other securities are carried at cost determined by the moving average method.

(2) Derivative financial instruments
Derivative financial instruments are stated at fair value.

(3) Inventories
Inventories are stated at cost determined by the first-in and first-out method. Cost of inventories is written-down when their carrying amounts become unrecoverable.

2. Depreciation and amortization of fixed assets
(1) Property, plant and equipment
Depreciation of property, plant and equipment is calculated by straight-line method based on the estimated useful lives and economic residual value determined by the Company.

(2) Intangible fixed assets
Amortization of intangible assets is calculated by the straight-line method. Amortization of software for internal use is calculated by the straight-line method over the estimated useful lives (5 years).

(3) Leased assets
Depreciation of leased assets is calculated by the straight-line method based on the estimated useful lives or lease terms and the estimated residual values.

3. Foreign currency translation
Receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the balance sheet date, and the differences arising from the translation are included in the statement of operations.

4. Basis for reserves and allowances
(1) Allowance for doubtful accounts
The allowance for doubtful accounts is provided for possible bad debt at the amount estimated based on the past bad debts experience for normal receivables plus uncollectible amounts determined by reference to the collectibilities of individual doubtful receivables.

(2) Accrued warranty costs
Accrued warranty costs are provided to cover the cost of all services anticipated to be incurred during the entire warranty period in accordance with the warranty contracts and based on past experience.

(3) Accrued retirement benefits
Accrued retirement benefits or prepaid pension costs are provided for payment of retirement benefits at the amount calculated based on the retirement benefit obligation and the fair value of pension plan assets at the end of this fiscal year.
The net retirement benefit obligation at transition is being amortized over a period of 15 years on a straight-line method.
Prior service cost is being amortized as incurred by the straight-line method over the periods which are shorter than the average remaining years of service of the eligible employees.
Actuarial gain or loss is amortized in the year following the year in which the gain or loss is recognized by the straight-line method over periods which are shorter than the average remaining years of service of the eligible employees.

(4) Accrual for loss on disaster
Accrual for loss on disaster is provided to cover the costs reasonably estimated to be incurred for disaster from
Great East Japan Earthquake.

5. Other significant accounting policies

(1) Significant hedge accounting method

1) Hedge accounting
Primarily, deferred hedge accounting is applied for derivative instruments.
Short-cut method, "Furiate-Shori," is applied for forward exchange contracts which are qualified for such treatment and related to the hedged items other than foreign currency denominated accounts receivables.
Special treatment, "Tokurei-Shori," is applied for interest rate swaps which are qualified for such treatment.

2) Hedging instruments and hedged items
Hedging instruments - Derivative transactions
Hedged items - Mainly receivables and payables denominated in foreign currencies, and other.

3) Hedging policy
Based on "Policies and Procedures for Risk Management" and "Delegation of Authorities" rules, risks for foreign exchange and interest rate fluctuations are hedged within the certain extent.

4) Assessment of hedge effectiveness
The assessment of hedge effectiveness is omitted when the terms of hedged items are substantially same as those of hedging instruments.

(2) Consumption taxes
Transactions subject to consumption taxes are recorded at amounts exclusive of consumption taxes.

(3) Filing of consolidated tax returns
The Company has been filing consolidated tax returns.

6. Changes in accounting policies
Effective April 1, 2010, the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No.18 issued on March 21, 2008) and the Implementation Guidance on Accounting Standards for Asset Retirement Obligations (ASBJ Guidance No.21 issued on March 31, 2008)
have been adopted. The effect of this change was to increase loss before income taxes by 857 million yen for the fiscal year ended March 31, 2011.
The effect of this change on operating loss and ordinary loss was immaterial.

7. Change in presentation
(1) Until the year ended March 31, 2010, "Guarantee commission received" was included in “Miscellaneous income”
in Non-operating income, whereas this was presented separately in the year ended March 31, 2011.
(2) Until the year ended March 31, 2010, "Gain on sales of subsidiaries and affiliates' stocks" was presented separately, whereas this was included in "Other" in Special gains in the year ended March 31, 2011.

Notes to Non-Consolidated Balance Sheet

1. Accumulated depreciation of property, plant and equipment amounted to 1,390,575 million yen.
(The above amount includes depreciation of leased assets in the amount of 153,659 million yen.)

2. Guarantees given and other items
・ Guarantees given
Employees	95,148	million yen
Automotive Energy Supply Corporation	18,479	million yen
Nissan Motor Manufacturing (UK) Ltd.	7,645	million yen
Nissan South Africa (Pty) Ltd.	4,295	million yen
Nissan North America, Inc.	897	million yen
Others	10,562	million yen
Total	137,027	million yen

・Commitments to provide guarantees of indebtedness
Hibikinada Development Co., Ltd.	312	million yen

・ Letter of awareness
Nissan Motor Manufacturing (UK) Ltd.	23,514	million yen
Nissan Motor Iberica, S.A.	23,514	million yen
Dongfeng Nissan Auto Finance Co., Ltd.,	8,242	million yen
Total	55,270	million yen

・Keepwell agreements
Provided for the following companies
Nissan Motor Acceptance Corp.	1,606,323	million yen
Nissan Financial Services Co., Ltd.	612,000	million yen
Nissan Canda. Inc.	102,184	million yen
Nissan Leasing (Thailand) Co., Ltd.	26,175	million yen
Nissan Financial Services Australia Pty Ltd.	21,520	million yen
Total	2,368,203	million yen

3. Monetary receivables from and payables to subsidiaries and affiliates: (except for separately disclosed)

Short-term monetary receivables:	299,674	million yen
Short-term monetary payables:	293,923	million yen
Long-term monetary payables:	11,365	million yen

Notes to Non-Consolidated Statement of Income

(1) Transactions with subsidiaries and affiliates

Operating transactions with subsidiaries and affiliates
Sales: 2,976,114 million yen
Operating expenses: 1,232,652 million yen
Transactions with subsidiaries and affiliates other than operating transactions: 89,909 million yen

(2) The substance of the loss on disaster is as follows:

Fixed expenses during the suspension of operations : 13,630 million yen
The loss on disposal of damaged assets and repair expenses: 6,472 million yen
Other: 5,036 million yen

Note to Non-Consolidated Statement of Change in Net Assets

Treasury stock (as of March 31, 2011)	Common stock	39,097 thousand shares

Note relating to deferred tax assets and liabilities

Deferred tax assets mainly consisted of those deriving from net operating loss carry forwards, tax credits carry forwards, accrued retirement benefits, accrued warranty costs and others.
Deferred tax liabilities mainly consisted of those deriving from reserves under Special Taxation Measures Law, unrealized holding gain on securities and others.
Valuation allowance provided against deferred tax assets amounted to 212,259 million yen.

Note relating to related party transactions

Subsidiaries, affiliates and others	(in millions of yen)

Attribute	Name	Percentage of voting right held by the company	Relation	Nature of transactions	Amount of the transactions	Account	Balance at the end of fiscal year
Subsidiary	Nissan North America, Inc.	Ownership	･Purchasing products manufactured by NML	Sales	959,679	Trade accounts receivable	52,437
		Directly 100%	・Concurrent positions held by directors			Advances received	58,169
Subsidiary	Nissan International SA	Ownership	･Purchasing products manufactured by NML	Sales	340,787	Trade accounts receivable	23,404
		Indirectly 100%	・Concurrent positions held by directors
Subsidiary	Nissan Shatai Co., Ltd.	Ownership	･Manufacturing certain products on behalf of	Purchases	325,951	Trade accounts payable	43,900
		Directly 42.89%	NML			Accrued expenses	5,842
		Indirectly 0.03%				Advances paid	4,381
Subsidiary	Nissan Middle East F. Z. E.	Ownership Directly 100%	･Purchasing products manufactured by NML	Dividend income	30,000	―	―
Subsidiary	NISSAN (CHINA)	Ownership	･Purchasing products manufactured by NML	Dividend income	25,310	―	―
	INVESTMENT CO., LTD.	Directly 100%	・Concurrent positions held by directors
Subsidiary	Nissan Finance Co., Ltd.	Ownership Directly 100%	･Making loans for the group loan provided for domestic subsidiaries	Making loans	308,398	Short-term loans receivable from subsidiaries and affiliates	308,398
Subsidiary	Nissan Financial Services Co.,	Ownership	･Providing guarantee and loans for sales finance services for vehicles manufactured	Making loans	200,000	Short-term loans receivable from subsidiaries and affiliates	200,000
	Ltd.	Directly 100%	by the company	Guarantees given and other (Keepwell Agreements)	612,000	―	―
Subsidiary	Nissan Motor Acceptance Corp.	Ownership	･Providing guarantee and loans for sales finance services for vehicles manufactured	Making loans	90,475	Short-term loans receivable from subsidiaries and affiliates	90,475
		Indirectly 100%	by the company	Guarantees given and other (Keepwell Agreements)	1,606,323	―	―
Subsidiary	Nissan Canada Inc.	Ownership Directly 37.62%	･Providing guarantee for sales finance services for vehicles manufactured by the company	Guarantees given and other (Keepwell Agreements)	102,184	―	―
		Indirectly 62.38%

Terms and conditions of transactions and policies on deciding terms and conditions
(1) Sales of products and parts are decided considering market prices and total costs.
(2) Purchase of products is decided after investigation and negotiation considering bidding prices, existing prices, and market price of our products.
Parts provided to subcontractors are offset against the purchase costs, and after negociation, at the amount which is decided based on the price calculated using the cost.
Others
(1) The Company provides guarantees to the borrowings of its subsidiaries.
In addition, the Company provides keepwell agreements, as a part of guarantee, in order to enhance the credits.
(2) The Company has borrowings and lendings with its group companies. The interest rate is determined by reference to market rates.
(3) Dividend income from subsidiaries of which the Company has all voting rights are decided considering its financial condition.

Notes to amounts per share
Net assets excluding share subscription rights per share	435.04 yen
Basic net loss per share	5.37 yen

Significant subsequent events

Issuance of bonds

On April 28, 2011, the Company issued unsecured bonds. The terms and conditions of bonds is summarized as follows:

1. Name of the bond	54th unsecured bonds
2. Principal amount	￥70,000 million
3. Interest rate	0.871% per annum
4. Issue price	￥100 for a par value of ￥100
5. Maturity date	April 28, 2016
6. Payment due date	April 28, 2011
7. Use of proceeds	To be appropriated as repayment of long-term borrowings

Other
Not applicable
Amounts less than one million yen have been omitted.

Report of Independent Auditors

May 11, 2011

The Board of Directors
Nissan Motor Co., Ltd.

Ernst & Young ShinNihon LLC

Designated and Engagement Partner Yasunobu Furukawa
Designated and Engagement Partner Kenji Ota
Designated and Engagement Partner Takeshi Hori
Designated and Engagement Partner Koki Ito

Pursuant to Article 444, Section 4 of the Corporation Law, we have audited the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Nissan Motor Co., Ltd.(the “Company”) applicable to the fiscal year from April 1, 2010 through March 31, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Nissan Group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended March 31, 2011 in conformity with accounting principles generally accepted in Japan.

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Report of Independent Auditors

May 11, 2011

The Board of Directors
Nissan Motor Co., Ltd.

Ernst & Young ShinNihon LLC

Designated and Engagement Partner Yasunobu Furukawa
Designated and Engagement Partner Kenji Ota
Designated and Engagement Partner Takeshi Hori
Designated and Engagement Partner Koki Ito

Pursuant to Article 436, Section 2, Paragraph 1 of the Corporation Law, we have audited the balance sheet, the statement of income, the statement of changes in net assets, the notes to the financial statements and the related supplementary schedules of Nissan Motor Co., Ltd. (the “Company”) applicable to the 112th fiscal year from April 1, 2010 through March 31, 2011.  These financial statements and the related supplementary schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and the related supplementary schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the related supplementary schedules are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the related supplementary schedules.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the related supplementary schedules.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of Nissan Motor Co., Ltd. applicable to the 112th fiscal year ended March 31, 2011 in conformity with accounting principles generally accepted in Japan.

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Audit Report

Regarding the performance of duties by directors for the 112th business year beginning April 1, 2010, and ending March 31, 2011, the Board of Statutory Auditors hereby submits its audit report, which has been prepared through discussions based on the audit reports prepared by the respective statutory auditors, as follows:

1.  Methods and Contents of Audit by the Statutory Auditors and the Board of Statutory Auditors
The Board of Statutory Auditors determined, among other things, the auditing policies; received reports regarding the status of execution of audit and its results from each statutory auditor; received reports from directors, other relevant employees and independent auditors concerning the performance of their duties; and, when necessary, requested them to provide explanations.
In accordance with the statutory auditors’ auditing standards specified by the Board of Statutory Auditors and in conformity with auditing policies, each statutory auditor ensured to communicate effectively with directors, employees in the internal audit division and other relevant employees; made efforts to collect necessary information and improve auditing environment; attended the meetings of the Board of Directors and other important meetings; received reports from directors and relevant employees regarding the performance of their duties; requested them to provide explanations when necessary; examined important decision documents and associated information; and studied the operations and financial conditions at the head office as well as other principal offices and plants. Moreover, the statutory auditors monitored and verified the contents of resolutions of the Board of Directors regarding the implementation of systems required to be implemented to ensure the proper operations of corporations under Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Corporate Law including a system to ensure that the performance of duties by directors is in compliance with the laws, regulations and the Articles of Incorporation, and the status of the system (internal control system) implemented according to such resolutions. With respect to internal control systems for preparing financial reports, the statutory auditors regularly received reports regarding status of implementation, evaluation and auditing of the internal control systems concerned  from directors and relevant employees as well as Ernst & Young ShinNihon LLC, and requested them to provide explanations when necessary.  As for the subsidiaries, the statutory auditors ensured to communicate effectively with directors, statutory auditors and other personnel of subsidiaries and to exchange information therewith, and, when necessary, received reports from the subsidiaries regarding their business. Based on the above methods, the statutory auditors examined the business report and supplementary schedules for this business year.
In addition, the statutory auditors monitored and verified whether the independent auditors were maintaining their independence and properly performing audits; received reports from the independent auditors on the performance of their duties; and, when necessary, requested them to provide explanations.  The statutory auditors also received from the independent auditors a notice confirming that “the system to ensure proper performance of duties” (matters stipulated in each paragraph of Article 131 of Corporate Calculation Regulations) was properly implemented according to the “Standards on Quality Control for Audit” (October 28, 2005, Business Accounting Deliberation Council) and other relevant standards, and, when necessary, requested them to provide explanations. Based on the aforementioned methods, the statutory auditors examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and notes to non-consolidated financial statements) and supplementary schedules as well as consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements).

2. Audit Results
(1) Audit results concerning business reports, etc.

1.	In our opinion, the business reports and supplementary schedules fairly represent the Company’s conditions in accordance with the related laws and regulations, and the Articles of Incorporation.
2.	With regard to the performance of duties by the directors, we have found no evidence of wrongful action or material violation of related laws and regulations, nor of the Articles of Incorporation.
3.
In our opinion, resolutions of the meetings of the Board of Directors regarding the internal control system are fair and reasonable. Furthermore, we have found no matters to remark regarding the performance of duties by directors in relation to the internal control system.

In addition, we have received from directors and relevant employees as well as Ernst & Young ShinNihon LLC reports stating no material defects were found in the internal control systems for preparing financial reports.

 (2) Audit results concerning non-consolidated financial statements and supplementary schedules
In our opinion, the methods and results employed and rendered by the independent auditors, Ernst & Young ShinNihon LLC, are fair and reasonable.

(3)  Audit results concerning consolidated financial statements
In our opinion, the methods and results employed and rendered by the independent auditors, Ernst & Young ShinNihon LLC, are fair and reasonable.

May 18, 2011     Nissan Motor Co., Ltd.      Board of Statutory Auditors

Full-time Statutory Auditor	Masahiko Aoki

Full-time Statutory Auditor (Outside Statutory Auditor)	Toshiyuki Nakamura

Full-time Statutory Auditor (Outside Statutory Auditor)	Mikio Nakura

Statutory Auditor (Outside Statutory Auditor)	Takemoto Ohto